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Exhibit 10.2

AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

dated as of March 5, 2003

among

HOUGHTON MIFFLIN COMPANY
(as successor in interest to VERSAILLES ACQUISITION CORPORATION),

HOUGHTON MIFFLIN HOLDINGS, INC.
(as successor in interest to VERSAILLES U.S. HOLDING INC.),

THE LENDERS NAMED HEREIN,

CIBC WORLD MARKETS CORP.
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arrangers
and
Joint Bookrunners,

GOLDMAN SACHS CREDIT PARTNERS L.P.
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Syndication Agents,

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent and Collateral Trustee,

FLEET SECURITIES INC.
and
BANK ONE, N.A.,
as Co-Documentation Agents

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Senior Managing Agent

$325,000,000 Senior Secured Credit Facility

i

4.15.	No Defaults	60
4.16.	[Reserved]	60
4.17.	Governmental Regulation	60
4.18.	Margin Stock	60
4.19.	Employee Matters	60
4.20.	Employee Benefit Plans	60
4.21.	Certain Fees	61
4.22.	Solvency	61
4.23.	Subordination. Designation of the Credit Documents as "Designated Senior Indebtedness"; Etc.	61
4.24.	Disclosure	61
SECTION 5. AFFIRMATIVE COVENANTS		62
5.1.	Financial Statements and Other Reports	62
5.2.	Existence	65
5.3.	Payment of Taxes and Claims	65
5.4.	Maintenance of Properties	65
5.5.	Insurance	65
5.6.	Inspections	66
5.7.	[Reserved]	66
5.8.	Use of Proceeds	66
5.9.	Compliance with Laws	66
5.10.	Subsidiaries	66
5.11.	[Reserved]	67
5.12.	Material Real Estate Assets	67
5.13.	[Reserved]	68
5.14.	Further Assurances	68
5.15.	Debt Tender Process	68
5.16.	No Other "Designated Senior Indebtedness"	69
SECTION 6. NEGATIVE COVENANTS		69
6.1.	Indebtedness	69
6.2.	Liens	71
6.3.	No Further Negative Pledges	74
6.4.	Restricted Junior Payments	74
6.5.	Restrictions on Subsidiary Distributions	75
6.6.	Investments	75
6.7.	Financial Covenants	77
6.8.	Fundamental Changes; Disposition of Assets; Acquisitions	78
6.9.	Disposal of Subsidiary Interests	79
6.10.	Sales and Lease-Backs	79
6.11.	Transactions with Shareholders and Affiliates	80
6.12.	Conduct of Business	81
6.13.	Permitted Activities of Holding	81
6.14.	Amendments or Waivers of Certain Related Agreements	81
6.15.	Amendments or Waivers of with respect to Subordinated Indebtedness	81
6.16.	Fiscal Year	82
6.17.	Designation of Unrestricted Subsidiaries; RS Designations	82
SECTION 7. GUARANTY		83
7.1.	Guaranty of the Obligations	83
7.2.	Contribution by Guarantors	83
7.3.	Payment by Guarantors	83

7.4.	Liability of Guarantors Absolute	84
7.5.	Waivers by Guarantors	85
7.6.	Guarantors' Rights of Subrogation, Contribution, etc.	86
7.7.	Subordination of Other Obligations	87
7.8.	Continuing Guaranty	87
7.9.	Authority of Guarantors or Company	87
7.10.	Financial Condition of Company	87
7.11.	Bankruptcy, etc.	87
7.12.	Discharge of Guaranty Upon Sale of Guarantor	88
SECTION 8. EVENTS OF DEFAULT		88
8.1.	Events of Default	88
8.2.	Company's Right to Cure Financial Performance Covenants	90
SECTION 9. AGENTS		91
9.1.	Appointment of Agents	91
9.2.	Powers and Duties	91
9.3.	General Immunity	92
9.4.	Agents Entitled to Act as Lender	92
9.5.	Lenders' Representations, Warranties and Acknowledgment	93
9.6.	Right to Indemnity	93
9.7.	Successor Administrative Agent and Swing Line Lender	93
9.8.	Collateral Documents and Guaranty	94
SECTION 10. MISCELLANEOUS		95
10.1.	Notices	95
10.2.	Expenses	95
10.3.	Indemnity	95
10.4.	Set-Off	96
10.5.	Amendments and Waivers	96
10.6.	Successors and Assigns; Participations	98
10.7.	Independence of Covenants	100
10.8.	Survival of Representations, Warranties and Agreements	100
10.9.	No Waiver; Remedies Cumulative	101
10.10.	Marshalling; Payments Set Aside	101
10.11.	Severability	101
10.12.	Obligations Several; Independent Nature of Lenders' Rights	101
10.13.	Headings	101
10.14.	APPLICABLE LAW	101
10.15.	CONSENT TO JURISDICTION	101
10.16.	WAIVER OF JURY TRIAL	102
10.17.	Confidentiality	102
10.18.	Usury Savings Clause	103
10.19.	Counterparts	103
10.20.	Effectiveness	103
10.21.	Acknowledgement and Agreement	103

APPENDICES:	A	Notice Addresses
SCHEDULES:	1.1(a)	Certain Adjustments to Financial Covenant Definitions
	4.2	Capital Stock and Ownership
	4.13(b)	Properties
	4.13(d)	Existing Real Estate Obligations
	4.13(e)	Intellectual Property
	4.14	Environmental Matters
	6.1	Existing Indebtedness
	6.2	Liens
	6.6	Investments
	6.11	Transactions with Shareholders and Affiliates
EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	C	Compliance Certificate
	D	Solvency Certificate
	E	Assignment Agreement
	F	Certificate re: Non-Bank Status
	G	Closing Date Certificate
	H	Counterpart Agreement
	I-1	Pledge and Security and Collateral Trust Agreement/Holding
	I-2	Pledge and Security Agreement
	J	Joinder Agreement

CREDIT AND GUARANTY AGREEMENT

        This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of March 5, 2003, is entered into by and among HOUGHTON MIFFLIN COMPANY (as successor in interest to Versailles Acquisition Corporation), a Massachusetts corporation ("HM"), HOUGHTON MIFFLIN HOLDINGS, INC. (as successor in interest to Versailles U.S. Holding Inc.), a Delaware corporation ("Holding"), the Lenders party hereto from time to time, CIBC WORLD MARKETS CORP. ("CIBCWM") and GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as Joint Lead Arrangers and Joint Bookrunners (in such capacities, each a "Joint Lead Arranger" and collectively, the "Joint Lead Arrangers"), GSCP and DEUTSCHE BANK SECURITIES INC. ("DB"), as Co-Syndication Agents (in such capacity, each a "Co-Syndication Agent" and collectively, the "Co-Syndication Agents"), CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as Administrative Agent (together with its permitted successors in such capacity, "Administrative Agent") and as Collateral Trustee (together with its permitted successors in such capacity, "Collateral Trustee"), FLEET SECURITIES INC. ("Fleet") and BANK ONE, N.A. ("Bank One"), as Co-Documentation Agents (in such capacity, each a "Co-Documentation Agent" and collectively, the "Co-Documentation Agents"), and GENERAL ELECTRIC CAPITAL CORPORATION ("GECC"), as Senior Managing Agent (in such capacity, "Senior Managing Agent").

RECITALS:

        WHEREAS, Holding, a corporation newly-formed by the Sponsors (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), was formed to own all of the capital stock of VAC;

        WHEREAS, VAC entered into the Share Purchase Agreement with Seller and Vivendi Universal, S.A., pursuant to which VAC acquired and Seller sold all of the outstanding capital stock of HM;

        WHEREAS, following the consummation of the Acquisition, VAC merged with and into HM;

        WHEREAS, in order to provide a portion of the financing required in connection with the Acquisition and for other purposes, VAC and Holding requested and certain Lenders extended credit facilities in an aggregate principal amount of $725,000,000 pursuant to that certain Credit and Guaranty Agreement, dated as of December 30, 2002 (the "Existing Credit Agreement"), among VAC, Versailles U.S. Holding Inc., the lenders named therein, CIBCWM and GSCP, as Joint Lead Arrangers and Joint Bookrunners, GSCP and DB as Co-Syndication Agents, CIBC as Administrative Agent and Collateral Trustee, and Fleet as Co-Documentation Agent;

        WHEREAS, Company and Holding have requested that Lenders and Agents make certain amendments to the Existing Credit Agreement to (i) reflect the issuance by HM of the Senior Notes and the Senior Subordinated Notes, the proceeds of which shall be (or shall have been) used to, among other things, prepay the Bridge Facility and the Term Loans B in full and terminate the commitments under the Existing Credit Agreement to make Term Loans B and (ii) to make certain other revisions to the Existing Credit Agreement;

        WHEREAS, it is the intention of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the Credit Parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations of HM and each other Credit Party outstanding after giving effect to the prepayment of Term Loans B on or prior to the Effective Date as contemplated hereby; and

        WHEREAS, it is the intention of Credit Parties to confirm that all Obligations of Credit Parties under the other Credit Documents, as amended hereby, shall continue in full force and effect and that, from and after the Effective Date, all references to the "Credit Agreement" contained therein and in the other Credit Documents shall be deemed to refer to this Agreement.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

        1.1.    Definitions.    The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

        "Acquisition" means the acquisition by VAC of all of the outstanding capital stock of HM from the Seller in accordance with the Acquisition Documents.

        "Acquisition Documents" means the Share Purchase Agreement and all other material documents executed and delivered in accordance with the terms thereof and in connection therewith.

        "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate by first class banks in the London interbank market to CIBC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

        "Administrative Agent" as defined in the preamble hereto.

        "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holding or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holding or any of its Subsidiaries, threatened against or affecting Holding or any of its Subsidiaries or any property of Holding or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially adversely affect the transactions contemplated by the Credit Documents.

        "Affected Lender" as defined in Section 2.18(b).

        "Affected Loans" as defined in Section 2.18(b).

        "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. For the avoidance of doubt, the Sponsors and their respective Affiliates are Affiliates of Holding.

        "Agent" means each of the Co-Syndication Agents, the Administrative Agent, the Collateral Trustee, the Joint Lead Arrangers, the Co-Documentation Agents and the Senior Managing Agent.

        "Aggregate Amounts Due" as defined in Section 2.17.

        "Aggregate Payments" as defined in Section 7.2.

        "Agreement" means this Amended and Restated Credit and Guaranty Agreement, dated as of March 5, 2003, as it may be amended, supplemented or otherwise modified from time to time.

        "Applicable Margin" means with respect to Revolving Loans and Swing Line Loans, (a) for the period commencing on the Closing Date and ending on December 31, 2003, 3.25% per annum with respect to Eurodollar Rate Loans and 2.25% per annum with respect to Base Rate Loans and (b) thereafter, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
≥3.75:1.00	3.25%	2.25%
<3.75:1.00	3.00%	2.00%
≥3.25:1.00
<3.25:1.00	2.75%	1.75%
≥2.75:1.00
<2.75:1.00	2.50%	1.50%
≥2.25:1.00
<2.25:1.00	2.25%	1.25%

        No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Total Leverage Ratio. For the period commencing January 1, 2004 and ending upon delivery of the Compliance Certificate for the four Fiscal Quarter period ending March 31, 2004, the applicable Total Leverage Ratio shall be that shown in the Compliance Certificate for the four Fiscal Quarter period ending September 30, 2003. At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d) or an Event of Default shall have occurred and be continuing, the Applicable Margin shall be determined as if the Total Leverage Ratio were in excess of 3.75:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

        "Applicable Reserve Requirement" means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

        "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holding's or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holding's Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business, (ii) sales of other assets the aggregate Net Cash Proceeds of which are less than $1,000,000 with respect to any transaction or series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (iii) sales and dispositions pursuant to clauses (g) and (k) of Section 6.8 and (iv) dispositions of accounts receivable and other financial and related assets and participations therein in connection with any Receivables Facility.

        "Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

        "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, chief financial officer, treasurer, vice president of finance and any other Person approved by the Administrative Agent.

        "Bank One" as defined in the preamble hereto.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Base Rate" means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

        "Beneficiary" means each Agent, Fronting Bank, Lender and Lender Counterparty.

        "BNP Preferred Securities" means 75,000 shares of Auction Market Preferred Securities issued by McDougal Littell, on October 12, 2001 with a liquidation preference equal to $1,666.67 per share, to BNP Paribas for $125,000,000.

        "Bond Redemption Period" means the period commencing on the Closing Date and ending on the date that is the earlier of (a) the consummation of the Debt Tenders and (b) February 28, 2003.

        "Bridge Facility" means the $500,000,000 senior unsecured subordinated bridge loan facility made available to the Company pursuant to the Bridge Facility Documents on the Closing Date and that was repaid in full on or prior to the Effective Date.

        "Bridge Facility Documents" means the Bridge Loan Agreement and all other material documents (including, without limitation, any documents relating to the exchange notes contemplated thereby) executed and delivered in accordance with the terms thereof and in connection therewith.

        "Bridge Loan Agreement" means the Senior Subordinated Bridge Loan Agreement dated as of December 30, 2002 among Holding, Company, GSCP, CIBCWM and DB, as Joint Lead Arrangers and Joint Bookrunners, CIBCWM as Syndication Agent, the lenders thereunder and GSCP, as Administrative Agent.

        "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        "Cash" means money, currency or a credit balance in any demand or Deposit Account.

        "CERCLA" as defined in the definition of Environmental Law.

        "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit F.

        "Change of Control" means:

  (a)
  at any time prior to the initial public offering of Holding, (i) the Sponsors, (ii) their Affiliates and (iii) with respect to Capital Stock representing up to 10% of the outstanding Capital Stock of Holding, members of senior management of Holding and Company who hold Capital Stock of Holding or options to acquire such Capital Stock, collectively, shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holding and to have a majority of the economic interests in the Capital Stock of Holding;

  (b)
  at any time after the initial public offering of Holding, either:

  (i)
  the Sponsors and their Affiliates shall cease to be the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act, directly or indirectly of at least 35% of the outstanding common stock of Holding having ordinary voting power for the election of directors of Holding and at least 35% of the economic interests in the Capital Stock of Holding, or

  (ii)
  (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Sponsors and their Affiliates, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Holding having ordinary voting power for the election of directors of Holding, or more than 35% of the economic interests in the Capital Stock of Holding, and (B) the Sponsors and their Affiliates, collectively, shall own beneficially and of record a lesser amount of common stock of Holding having ordinary voting power for the election of directors of Holding or a lesser amount of economic interests in the Capital Stock of Holding;

  (c)
  the board of directors of Holding shall cease to consist of a majority of directors who (i) were members of the board of directors of Holding on the Closing Date or (ii) were either (A) nominated for election by the board of directors of Holding, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or (B) designated or appointed by a Sponsor or an Affiliate thereof;

  (d)
  Holding shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding capital stock of Company free and clear of all Liens (except Liens granted pursuant to the Collateral Documents and other than shares held by management); or

  (e)
  a change of control under the Senior Notes, any Permitted Refinancing Indebtedness with respect thereto or any Subordinated Indebtedness (other than any Indebtedness incurred pursuant to Section 6.1(t)).

        "CIBC" means Canadian Imperial Bank of Commerce.

        "CIBCWM" means CIBC World Markets Corp.

        "Closing Date" means December 30, 2002, the date on which the conditions set forth in Section 3.1 were satisfied or waived in accordance with Section 10.5 and the initial Loans were made.

        "Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit G.

        "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

        "Collateral Documents" means the Pledge and Security and Collateral Trust Agreement, the Holding Pledge and Security Agreement, the Mortgages, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Trustee, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

        "Collateral Questionnaire" means a certificate in form reasonably satisfactory to the Collateral Trustee that provides information with respect to the personal or mixed property of each Credit Party.

        "Collateral Trustee" as defined in the preamble hereto.

        "Commercial Letter of Credit" shall mean a commercial documentary Letter of Credit under which any Fronting Bank agrees to make payments in Dollars for the account of Company, on behalf of Company or a Subsidiary of Company, in respect of obligations of Company or such Subsidiary in connection with the purchase of goods or services.

        "Commitment" means any Revolving Commitment.

        "Commitment Fee Percentage" means 0.75% per annum.

        "Company" means HM.

        "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

        "Consolidated Capital Expenditures" means, in respect of any period, the aggregate of all expenditures incurred by Company and its Subsidiaries as determined on a consolidated basis for such period that, in accordance with GAAP, are or should be included in additions to "property, plant or equipment," book plates or similar items reflected in the statement of cash flows of such Person; provided, however, that Consolidated Capital Expenditures shall not include (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time as the proceeds of such disposition, (b) the purchase of plant, property or equipment made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Company and its Subsidiaries within 270 days of receipt of such proceeds, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holding or any Subsidiary thereof) and for which neither Holding nor any Subsidiary thereof has provided or is required to provide or incur, any consideration or obligation to such third party or any other person (whether before, during or after such period), (f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Consolidated Capital Expenditure during the period that such expenditure actually is made and such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired, (g) expenditures made during such period with respect to Systems Establishment Expenses, or (h) expenditures that constitute Permitted Business Acquisitions.

        "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash; provided that, with respect to any period or portion thereof occurring prior to the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).

        "Consolidated Current Assets" means, as at any date of determination, the total assets of Holding and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding deferred Tax assets, Cash and Permitted Investments.

        "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Holding and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt, (ii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iii) Revolving Loans and any other revolving credits classified as current, (iv) loans of Foreign Subsidiaries of Company classified as current, (v) accruals, if any, of Transaction Costs resulting from the Acquisition, (vi) accruals of any costs or expenses related to severance or termination of employees prior to December 30, 2002, (vii) accruals for add-backs to Consolidated EBITDA that are non-cash charges and (viii) deferred Tax liabilities.

        "Consolidated EBITDA" means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus (in each case without duplication and to the extent the respective amounts described in clauses (a) through (l) below reduced Consolidated Net Income for such period) (a) Consolidated Interest Expense, (b) provisions for taxes, (c) total depreciation expense, (d) total amortization expense (including any related to book plates and purchase accounting fair value "step up" to inventory and other assets), (e) Transaction Costs paid during such period (to the extent expensed), (f) restructuring, retention and pension costs associated with the Acquisition in the amounts and subject to the limitations specified in Schedule 1.1(a) with respect thereto, (g) fees, expenses or charges related to any equity offering by Holding or Indebtedness permitted to be incurred under this Agreement, (h) costs and expenses of the Debt Tenders, (i) Systems Establishment Expenses, (j) other non-cash items reducing Consolidated Net Income including, but not limited to, asset impairment charges (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), (k) the amount of management, consulting, monitoring and advisory fees paid to the Sponsors and their Affiliates during such period, (l) subject to the limitations with respect thereto in Schedule 1.1(a), the amount of any non-recurring charges and (m) the Cure Amount, if any, received by Company in respect of such period minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of any accrual or reserve for potential cash items in any prior period); provided that, with respect to any period or portion thereof occurring prior to the Closing Date the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).

        "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis (net of interest income) with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements; provided that, with respect to any period or portion thereof occurring prior to the Closing Date, the foregoing shall be subject to adjustment as set forth on Schedule 1.1(a). For purposes of the foregoing, Consolidated Interest Expense shall be determined after giving effect to any net payments made or received by Company and its Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, with respect to any period, the aggregate of the Net Income of Company and its Subsidiaries for such period, determined on a consolidated basis; provided, however, that (i) any net after-tax extraordinary gains or extraordinary losses shall be excluded, (ii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by Company) shall be excluded, (iv) the Net Income for such period of any person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the relevant person or a Subsidiary thereof in respect of such period, (v) the Net Income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, and (vi) any income or loss from certain discontinued operations specified in Schedule 1.1(a) shall be excluded.

        "Consolidated Working Capital" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

        "Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Contributing Guarantors" as defined in Section 7.2.

        "Control" means the possession of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

        "Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

        "Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

        "Co-Syndication Agents" as defined in the preamble hereto.

        "Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

        "Credit Date" means the date of a Credit Extension.

        "Credit Document" means any of this Agreement, the Notes, if any, the Joinder Agreements, if any, the Collateral Documents, Counterpart Agreements, if any, and Letters of Credit and any documents or certificates executed by Company in favor of a Fronting Bank relating to Letters of Credit.

        "Credit Extension" means the making of a Loan or the issuing of a Letter of Credit.

        "Credit Party" means Holding, Company, and each Subsidiary of Company from time to time party to a Credit Document.

        "Cumulative Capital Contribution Amount" means, at any date, an amount not less than zero determined on a cumulative basis equal to (i) the aggregate cumulative amount of Designated Capital Contributions, plus (ii) the aggregate amount of any Cash proceeds (other than proceeds of Designated Capital Contributions and Permitted Cure Securities) received by Company as a capital contribution from Holding with the proceeds of any capital contribution or issuance of Capital Stock by Holding, minus(iii) the sum of (x) the aggregate amount of Consolidated Capital Expenditures made on or prior to such date pursuant to Section 6.7(d)(ii)(x), (y) the aggregate amount of Investments made on or prior to such date pursuant to Section 6.6(m)(i), and (z) the aggregate amount, if any, by which the Permitted Business Acquisition Amount has been increased on or prior to such date pursuant to clause (x) of the definition thereof.

        "Cumulative Retained Excess Cash Flow Amount" means, at any date, an amount, not less than zero, determined on (a) cumulative basis equal to (i) the aggregate amount of Excess Cash Flow minus (ii) the sum of (x) the aggregate amount of Investments made on or prior to such date pursuant to Section 6.6(m)(ii), (y) the aggregate amount of Consolidated Capital Expenditures made on or prior to such date pursuant to Section 6.7(d)(ii)(y), and (z) the amount, if any, by which the Permitted Business Acquisition Amount has been increased on or prior to such date pursuant to clause (y) of the definition thereof.

        "Cure Amount" as defined in Section 8.2.

        "Cure Right" as defined in Section 8.2.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holding' and its Subsidiaries' operations and not for speculative purposes.

        "DB" as defined in the preamble hereto.

        "Debt Service" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, Consolidated Cash Interest Expense for such period plus scheduled principal amortization of Total Debt for such period (whether or not such payments are made).

        "Debt Tenders" means the tender or defeasance by Company conducted pursuant to Section 5.15 with respect to the 2004 HM Bonds and the 2006 HM Bonds.

        "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

        "Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Sections 2.12, 2.13 or 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

        "Defaulted Loan" as defined in Section 2.22.

        "Defaulting Lender" as defined in Section 2.22.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Designated Capital Contributions" shall mean any common equity contributions made after the Closing Date by the Designated Investors to Holding (which equity contributions are, in turn, contributed by Holding to Company as common equity) so long as all proceeds thereof are used by Company to make Capital Expenditures pursuant to Section 6.7(d)(ii)(x) and/or Permitted Business Acquisitions pursuant to Section 6.8(c) and/or Investments pursuant to Section 6.6(m). For avoidance of doubt, it is understood and agreed that in no event shall (x) any amounts contributed pursuant to the exercise of a Cure Right pursuant to Section 8.2, or (y) any amounts received from the issuance and sale of common equity of Holding through one or more registered public offerings thereof, be deemed to constitute (in whole or in part) Designated Capital Contributions.

        "Designated Investors" shall mean management of Holding and any other entity holding Capital Stock in Holding on the Closing Date, including, in any event, the Sponsors, any Affiliate of any of the Sponsors and any other person approved by the Agents.

        "Dollars" and the sign "$" mean the lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "EBITDA Purchase Price Adjustment Amount" means the amount equal to any purchase price adjustment pursuant to Section 2.4(d)(ii) of the Share Purchase Agreement due to a purchase price adjustment described in Section 2.2(b)(iii) of the Share Purchase Agreement.

        "Effective Date" means the date of which the conditions to the effectiveness of this Agreement set forth in Section 3.2 are satisfied or waived.

        "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and

(ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses.

        "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA (i) which is or was, within the last six years, sponsored, maintained or contributed to by, or required to be contributed by, Holding, any of its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which Holding or any of its Subsidiaries may reasonably be expected to incur any liabilities under Title IV of ERISA.

        "Employee Equity Sales" means sales of Capital Stock of Holding to directors, officers or employees of Holding or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements.

        "Environmental Claim" means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the threat, the existence, or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

        "Environmental Laws" means any and all applicable current and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to human health or safety, including the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. § 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq., and any similar or implementing state, local or foreign law, and all amendments or regulations promulgated under any of the foregoing.

        "Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that

Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) for which Holding, any of its Subsidiaries or any of their respective ERISA Affiliates is responsible for providing notice to the PBGC thereunder; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holding, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holding, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holding, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holding, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holding, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Holding, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holding, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan (other than a Multiemployer Plan).

        "Eurodollar Rate Loan" means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

        "Event of Default" means each of the conditions or events set forth in Section 8.1.

        "Excess Amount" as defined in Section 2.15(d).

        "Excess Cash Flow" shall mean, with respect to Company and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, Consolidated EBITDA of Company and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, (to the extent not otherwise deducted in determining Consolidated EBITDA) without duplication, (a) Debt Service for such Excess Cash Flow Period, (b) any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid, so long as such amounts are not already reflected in Debt Service, (c)(i) Consolidated Capital Expenditures by Company and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (other than Investments in a Subsidiary (other than an Unrestricted Subsidiary)) less any amounts received in respect thereof as a return of capital, (d) Taxes paid in cash by Company and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving its Foreign Subsidiaries, (e) an amount equal to any increase in Consolidated Working Capital of Company and its Subsidiaries for such Excess Cash Flow Period, (f) monitoring and management fees to the extent paid in cash to the Sponsors and/or any of their Affiliates during such Excess Cash Flow Period, (g) cash expenditures made in respect of Hedge Agreements and Other Hedge Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of Consolidated Cash Interest Expense, (h) Restricted Junior Payments permitted to be paid in cash by Company during such Excess Cash Flow Period pursuant to clauses (c), (d), (h), (i) and (l) of Section 6.4, (i) amounts paid in cash during such Excess Cash Flow Period on account of items that were accounted for as noncash reductions of Consolidated Net Income of Company and its Subsidiaries in the current or a prior period, (j) special charges or any extraordinary or nonrecurring losses paid in cash during such Excess Cash Flow Period, and (k) to the extent included in determining Consolidated EBITDA, all items paid that did not result from a cash payment to Company and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period; plus, without duplication, (i) an amount equal to any decrease in Consolidated Working Capital for such Excess Cash Flow Period, (ii) all proceeds received during such Excess Cash Flow Period in respect of Capital Leases, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.10 and any other Indebtedness or financing of any type (including from the reinvestment of proceeds of sales of assets and expenditures funded with the Cumulative Excess Cash Flow amount), in each case to the extent used to finance any Consolidated Capital Expenditure, Permitted Business Acquisitions, or Investment (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings), (iii) all amounts referred to in (c) above to the extent funded with the proceeds of the issuance of Capital Stock of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Loans or Swingline Loans), make any Permitted Business Acquisition, Investment or Consolidated Capital Expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period), in each case to the extent there is a corresponding deduction in determining Excess Cash Flow above, (iv) cash payments received in respect of Hedge Agreements and Other Hedge Agreements during such Excess Cash Flow Period to the extent (A) not included in the computation of Consolidated EBITDA or (B) reducing Consolidated Cash Interest Expense, (v) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, (vi) to the extent deducted in the computation of Consolidated EBITDA, interest income and (vii) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Company and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period.

        "Excess Cash Flow Period" shall mean each fiscal year of Company. commencing with its fiscal year ended closest to December 31, 2003.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "Excluded Subsidiary" means an Unrestricted Subsidiary and/or a Subsidiary that is not a Wholly-Owned Subsidiary of Company.

        "Existing Credit Agreement" as defined in the recitals hereto.

        "Existing Indebtedness" means with respect to the Indebtedness of HM and its Subsidiaries existing as of the Closing Date and listed on Schedule 6.1.

        "Fair Share" as defined in Section 7.2.

        "Fair Share Contribution Amount" as defined in Section 7.2.

        "Fair Share Shortfall" as defined in Section 7.2.

        "Federal Funds Effective Rate" means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

        "Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company (or such other financial officer of Company reasonably acceptable to Joint Lead Arrangers) that such financial statements fairly present, in all material respects, the financial condition of Holding and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

        "Financial Performance Covenants" means the covenants of Holding and Company set forth in Section 6.7(a)-(c).

        "Financial Plan" as defined in Section 5.1(i).

        "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

        "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

        "Fiscal Year" means the fiscal year of Holding and its Subsidiaries ending on December 31 of each calendar year.

        "Fleet" as defined in the preamble hereto.

        "Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of Collateral Trustee, for the benefit of Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Fronting Bank" shall mean (i) with respect to Standby Letters of Credit, any Lender which, at the request of Company and with the consent of the Administrative Agent, agrees in such Lender's sole discretion to become a Fronting Bank for purposes of issuing Standby Letters of Credit pursuant to Section 2.4, and (ii) with respect to Commercial Letters of Credit, any Lender (but expressly excluding CIBC) which, at the request of Company and with the consent of the Administrative Agent, agrees in such Lender's sole discretion to become a Fronting Bank for purposes of issuing Commercial Letters of Credit pursuant to Section 2.4.

        "Funding Default" as defined in Section 2.22.

        "Funding Guarantors" as defined in Section 7.2.

        "Funding Notice" means a notice substantially in the form of Exhibit A-1.

        "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

        "GECC" as defined in the preamble hereto.

        "Governmental Acts" means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

        "Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Grantor" as defined in the Pledge and Security and Collateral Trust Agreement, and in the case of the Holdings Pledge and Security Agreement, Holdings.

        "GSCP" means Goldman Sachs Credit Partners L.P.

        "Guaranteed Obligations" as defined in Section 7.1.

        "Guarantor" means Holding and, following the HM Release Date, each Domestic Subsidiary of Holding (other than Company, any Receivables Subsidiary and Excluded Subsidiaries).

        "Guarantor Subsidiary" means following the HM Release Date, each Domestic Subsidiary of Holding other than Company, any Receivables Subsidiary and Excluded Subsidiaries.

        "Guaranty" means the guaranty of each Guarantor set forth in Section 7.

        "Hazardous Materials" means any material meeting the definition of a "hazardous substance" in CERCLA 42 U.S.C. § 9601(14) and all explosive or radioactive substances or wastes; hazardous or toxic substances or wastes; pollutants; solid, liquid or gaseous wastes, including petroleum, petroleum distillates or fractions or residues, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or materials or equipment containing PCBs in excess of 50 parts per million (ppm), radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, or that reasonably could form the basis of an Environmental Claim.

        "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

        "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement of Company entered into in the ordinary course of Company's or any of its Subsidiaries' businesses and not for speculative purposes.

        "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        "Historical Financial Statements" means as of the Closing Date, (i) the audited financial statements of HM and its Subsidiaries, for the Fiscal Year Ended December 31, 2001 consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of HM and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date.

        "HM" as defined in the recitals hereto.

        "HM Bonds" means, collectively, each of the US$100,000,000 7.125% Notes due 2004 (the "2004 HM Bonds"), the US$125,000,000 7.0% Notes due 2006 (the "2006 HM Bonds") and the US$150,000,000 7.20% Notes due 2011 (the "2011 HM Bonds") issued pursuant to that certain Indenture, dated as of March 15, 1994, as supplemented by that certain First Supplemental Indenture, dated as of July 27, 1995, between HM and State Street Bank and Trust Company, as Trustee ("HM Indenture").

        "HM Group" means HM and its Subsidiaries.

        "HM Release Date" means the date on which all of the HM Bonds have been redeemed, defeased or repaid or, if earlier, the date as of which the prohibitions under the HM Bonds and the HM Indenture with respect to Subsidiaries becoming Guarantor Subsidiaries hereunder no longer apply.

        "HM Release Date Mortgaged Property" as defined in Section 5.12(a).

        "Holding" as defined in the preamble hereto.

        "Holding Pledge and Security Agreement" means the "Pledge and Security Agreement" among Holding and the Collateral Trustee substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time, and each document required thereunder.

        "Increased Amount Date" as defined in Section 2.24.

        "Increased-Cost Lenders" as defined in Section 2.23.

        "Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) (x) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP and (y) any obligation owed for all or any part of the deferred purchase price of property or services having a term of twelve months or more except any such balance that constitutes a trade payable or similar obligation to a trade creditor or deferred compensation to employees, in each case accrued in the ordinary course of business; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (v) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vi) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making of the Indebtedness of another; (vii) any obligation of such Person the primary purpose of which is to provide assurance to an obligee that Indebtedness of the obligor thereof will be paid or discharged, other than performance guarantees issued in the ordinary course of business; (viii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to six months following the Revolving Commitment Termination Date in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (x) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan and similar off-balance sheet financing, if the transaction giving rise to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; and (xi) upon termination of any Hedge Agreement or Other Hedge Agreement, obligations of such Person to make payments in the event of early termination, on the date the Indebtedness of such Person is determined, in respect of such Hedge Agreement or Other Hedge Agreement; provided, however, that obligations in connection with Receivables Facilities shall not be deemed to constitute Indebtedness.

        "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement (including, without limitation, with respect to any period prior to the Effective Date, the Existing Credit Agreement) or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in any commitment letter delivered by any Lender to VAC with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from any past or present activity, operation, land ownership, or practice of Holding or any of its Subsidiaries.

        "Indemnitee" as defined in Section 10.3.

        "Interest Coverage Ratio" means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

        "Interest Payment Date" means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

        "Interest Period" means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or such other periods as may be generally made available by all Lenders), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holding's and its Subsidiaries' operations and not for speculative purposes.

        "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

        "Investment" means (i) any purchase or other acquisition by Holding or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Company or a Guarantor Subsidiary); (ii) any redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holding from any Person (other than a Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any loan, advance or capital contribution by Holding or any of its Subsidiaries to any Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all returns (including returns of capital) paid in Cash thereon. For the avoidance of doubt, Guarantees shall not constitute Investments.

        "Issuance Notice" means an Issuance Notice substantially in the form of Exhibit A-3.

        "Joinder Agreement" means an agreement substantially in the form of Exhibit J.

        "Joint Lead Arrangers" as defined in the preamble hereto.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

        "Lender Counterparty" means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who was a Lender as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceased to be a Lender) including, without limitation, each such Affiliate that enters into a Joinder Agreement with the Collateral Trustee.

        "Letter of Credit" means a Commercial Letter of Credit or Standby Letter of Credit issued or to be issued by a Fronting Bank pursuant to this Agreement.

        "Letter of Credit Sublimit" means, as of any date of determination, the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

        "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Fronting Banks and not theretofore reimbursed by or on behalf of Company.

        "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Loan" means a Revolving Loan or a Swing Line Loan, as applicable.

        "Major Default" means the occurrence or existence of any of the following conditions or events: (i) any event or condition entitling the purchaser under the Share Purchase Agreement to terminate the Share Purchase Agreement, (ii) any restatement, amendment, supplement, or other modification, or waiver in connection with the Share Purchase Agreement contrary to the terms of this Agreement without the prior written consent of the Lead Arrangers, (iii) a Change of Control, (iv) any Event of Default shall occur and be continuing under Section 8.1(d) with respect to any representation, warranty or statement which is made with respect to VAC or Holding under Sections 4.1 (Organization; Requisite Power and Authority; Qualification), 4.3 (Due Authorization), 4.4 (No Conflict), 4.5 (Governmental Consents), 4.6 (Binding Obligation), (v) any Event of Default occurring and continuing with respect to VAC or Holding under Sections 8.1(f) or 8.1(g) or 8.1(l).

        "Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means a material adverse effect or circumstance with respect to (i) the business, results of operations, assets or liabilities, or financial condition of HM Group taken as a whole; or (ii) the rights or remedies available to, or conferred upon, any Agent or Lenders under any Credit Document.

        "Material Real Estate Asset" means any fee-owned Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof.

        "Merger" means the merger of VAC with and into HM which occurred on December 31, 2002, and pursuant to which, HM became the surviving corporation and assumed all obligations of VAC.

        "Moody's" means Moody's Investor Services, Inc.

        "Mortgage" means a mortgage, deed of trust or similar document in form and substance reasonably satisfactory to Collateral Trustee.

        "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

        "Narrative Report" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holding and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided that, the management discussion of operations contained in any periodic reports on Form 10(K) or 10(Q) filed by Company (or equivalent information to the extent no such filings are made) shall be deemed satisfactory for purposes of providing a Narrative Report.

        "Net Income" means, with respect to any Person, the net income (loss) of such person, determined in accordance with GAAP.

        "New Revolving Commitments" as defined in Section 2.24.

        "New Revolving Lender" as defined in Section 2.24.

        "Non-Consenting Lender" as defined in Section 2.23.

        "Non-US Lender" as defined in Section 2.20(c).

        "Note" means a Revolving Loan Note or a Swing Line Note.

        "Notice" means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

        "Obligations" means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

        "Obligee Guarantor" as defined in Section 7.7.

        "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

        "Other Hedge Agreement" shall mean any commodity agreements or other similar agreements or arrangements entered into by Company in order to protect against the fluctuations in commodity values and not for speculative purposes.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        "Permitted Business Acquisition" shall mean any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person (or any subsequent Investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) (i) prior to the HM Release Date any such acquisition of assets shall be made by HM and any entity or Person the subject of such acquisition shall be acquired by (y) HM and shall be concurrently with such acquisition merged into HM or (z) either an Excluded Subsidiary or by a Wholly-Owned Subsidiary (subject to the requirements of Section 6.6(i)) and (ii) after the HM Release Date, 100% of the equity interests of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by Company or a domestic Wholly-Owned Subsidiary of Company which is a Guarantor (unless there is a material tax or legal or other economic disadvantage in not having a Foreign Subsidiary of Company hold such equity interests, in which case such equity interests may be held directly by a Foreign Subsidiary of Company), or by an Excluded Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Sections 5.10 and 5.12 shall have been taken and (d) (i) Holding and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Section 6.7(a)-(c) recomputed as at the last day of the most recently ended Fiscal Quarter of Holding and its Subsidiaries as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and Company shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such Subsidiary or assets, (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness, other than as permitted under Section 6.1(r), and (iii) the businesses being acquired are primarily located in the United States.

        "Permitted Business Acquisition Amount" shall mean each of $35,000,000 in the aggregate in any Fiscal Year and $200,000,000 in the aggregate since the Closing Date to the date of determination; provided that, after the second anniversary of the Closing Date, as of any date that the Total Leverage Ratio is equal to or less than 3:50:1.00, the foregoing amount shall increase to $50,000,000 in the aggregate in any Fiscal Year and $250,000,000 in the aggregate since the Closing Date to the date of determination; further provided that, the Permitted Business Acquisition Amounts shall be further increased at any time to the extent, and only to the extent, that Company makes an election in writing delivered to Administrative Agent to increase the Permitted Business Acquisition Amount by (x) all or a portion of the available Cumulative Capital Contribution Amount, (y) all or a portion of the available Cumulative Retained Excess Cash Flow Amount and/or (z) the amount of net cash proceeds of any Asset Sale, so long as no Event of Default shall have occurred and be continuing and such amount shall have been applied to make a Permitted Business Acquisition within three hundred and sixty-five (365) days of receipt thereof in a manner required or useful to the business of Company; provided still further that, the Permitted Business Acquisition Amount shall be decreased to the extent of any Indebtedness assumed in connection with any Permitted Business Acquisition.

        "Permitted Cure Security" means an equity security of Holding having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs four calendar months after the Revolving Commitment Termination Date and upon which all dividends or distributions, at the election of Holding, may be payable in additional shares of such equity security.

        "Permitted Holding Debt" means, after completion of syndication of the Commitments and the Loans, as determined by the Joint Lead Arrangers, Indebtedness of Holding owing to any of the Sponsors or any of their respective Affiliates with respect to which (i) Holding is the only obligor, (ii) no scheduled payments of principal or cash interest payments are required to be made prior to the later of (x) repayment in full of the Obligations and (y) maturity of the Senior Subordinated Notes and any Permitted Refinancing Indebtedness, (iii) no covenants or rights to demand repayment (other than customary limited provisions acceptable to the Agents), other than the right to payment at final maturity shall apply, and (iv) such Indebtedness is unsecured.

        "Permitted Indebtedness" as defined in Section 6.1.

        "Permitted Investments" shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody's, or A-1 (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody's; (f) in the case of any Subsidiary organized in a jurisdiction outside the United States: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of Company, comparable in investment quality to such investments and obligors (or the parents of such obligors); (g) shares of mutual funds whose investment guidelines restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (e) above; (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of total assets of Holding and its Subsidiaries, on a consolidated basis, as of the end of Holding' most recently completed fiscal year; and (i) any Investment by Holding in a Receivables Subsidiary; provided that any such Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and other financial and related assets or Capital Stock.

        "Permitted Liens" means each of the Liens permitted pursuant to Section 6.2.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Company or a Subsidiary of Company or, in the case of Permitted Holding Debt, Holding, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), Indebtedness permitted by Section 6.1(g) or Section 6.1(h) or Section 6.1(r) (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) of Company, such Subsidiary or Company, or Holding, as the case may be; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any related fees, unpaid accrued interest and premium thereon), (ii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this

Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (iv) no Permitted Refinancing Indebtedness shall have different obligors (other than in the case of Permitted Holding Debt, in which case Holding may be the Obligor), or greater guarantees or security, than the Indebtedness being Refinanced and (v) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

        "Pledge and Security and Collateral Trust Agreement" means the "Pledge and Security and Collateral Trust Agreement" among VAC, HM and the Collateral Trustee substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time, and each document required thereunder.

        "Prime Rate" means the rate of interest per annum that CIBC announces from time to time as its prime lending rate for its United States commercial lending units, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

        "Principal Office" means, for each of the Administrative Agent and Swing Line Lender, such Person's "Principal Office" as set forth on Appendix A, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

        "Pro Forma Basis" shall mean for purposes of the definition of "Permitted Business Acquisition" and Sections 6.1, 6.7 and 6.17 (but not for determining Applicable Margin) as to any person, for any events as described in clauses (ii) and (iii) below which occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if same had occurred at the beginning of such period of calculation; and

  (i)
  for purposes of the foregoing calculation, each transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four consecutive Fiscal Quarter period last ended on or before the occurrence of the respective event for which such pro forma effect is being determined (the "Reference Period");

  (ii)
  in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Sale, to any Permitted Business Acquisition, or any designation pursuant to Section 6.17 (or any similar transaction or transactions which require a determination on a Pro Forma Basis or a waiver or consent of the Requisite Lenders pursuant to Section 6.8), in each case which occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of Permitted Business Acquisition contained herein, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition is consummated) as if such Asset Sale, Permitted Business Acquisition or other transaction, as the case may be, occurred on the first day of the Reference Period; and

  (iii)
  in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but including, with respect to revolving indebtedness the average amount of such Indebtedness outstanding) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of Permitted Business Acquisition contained herein, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates which would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

        Pro forma calculations made pursuant to the definition of Pro Forma Basis shall be determined in good faith by an Authorized Officer of Company and may include adjustments, in the reasonable determination of Company as set forth in an officers' certificate, to (i) reflect operating expense reductions reasonably expected to result from any acquisition, merger or Asset Sale to the extent (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act or (y) reasonably acceptable to two of the three persons constituting the Administrative Agent and the Co-Syndication Agents and (ii) eliminate the effect of any extraordinary accounting event with respect to any acquired person or assets on Consolidated Net Income.

        "Projections" as defined in Section 4.8.

        "Properties" means any property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holding or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "Pro Rata Share" means the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

        "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holding or any of its Subsidiaries to a Receivables Subsidiary, which note shall be repaid from cash available to the Receivables Subsidiary other than amounts required to be established as reserves, amounts paid to investors in respect of interest and principal and other obligations and amounts paid in connection with the purchase of newly generated receivables.

        "Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants, servicing and indemnities made in connection with such facilities) to Holding and its Subsidiaries (other than any Receivables Subsidiary), as amended from time to time, pursuant to which Holding, the Company and/or any Subsidiary transfers its accounts receivable and other financial and related assets to a Receivables Subsidiary; provided that the aggregate outstanding principal amount of investment by third party investors or indebtedness owed to third party lenders at any time with respect to such Receivables Facility shall not exceed $50,000,000.

        "Receivables Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Subsidiary in connection with, any Receivables Facility.

        "Receivables Subsidiary" means a Wholly-Owned Subsidiary of Holding (or another Person formed for the purposes of engaging in a Receivables Facility in which Holding or any Subsidiary of Holding makes an Investment and to which Holding or any Subsidiary of Holding transfers accounts receivable and other financial and related assets customarily transferred with such accounts receivable and other financial assets) that acts as a purchaser of accounts receivable and other financial and related assets customarily transferred with such accounts receivable and other financial assets under a Receivables Facility.

        "Refunded Swing Line Loans" as defined in Section 2.3(b)(iv).

        "Register" as defined in Section 2.7(b).

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation U" means Regulation of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Reimbursement Date" as defined in Section 2.4(d).

        "Related Agreement" means Share Purchase Agreement, the Sponsors Monitoring Agreement, the HM Indenture, the Stockholders Agreement, the documents governing the Senior Notes and any Permitted Refinancing Indebtedness with respect thereto, and the documents governing Subordinated Indebtedness.

        "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Release" has the meaning assigned to that term in CERCLA, 42 U.S.C. § 9601(22).

        "Remaining Present Value" means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

        "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material in the environment or (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material.

        "Replacement Lender" as defined in Section 2.23.

        "Requisite Lenders" means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders.

        "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holding or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holding or Company now or hereafter outstanding

(other than non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options); (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holding or Company now or hereafter outstanding; (iv) any payment made under the Sponsors Monitoring Agreement and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Notes, any Permitted Refinancing Indebtedness with respect thereto, or Subordinated Indebtedness.

        "Revolving Commitment" means the commitment of a Lender to make or otherwise fund any Revolving Loan or purchase a participation in any Letter of Credit and Swing Line Loans hereunder and "Revolving Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Revolving Commitment, if any, is set forth on its respective signature page hereto or in the applicable Assignment Agreement or Joinder Agreement (including pursuant to Section 2.24), subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date was $325,000,000 and as of the Effective Date is $325,000,000.

        "Revolving Commitment Period" means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

        "Revolving Commitment Termination Date" means the earliest to occur of (i) the Revolving Loan Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13 or 2.15, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

        "Revolving Exposure" means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender's Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of the aggregate outstanding principal amount of the Revolving Loans of that Lender.

        "Revolving Lenders" means each Lender with a Revolving Commitment (including any Lender with a New Revolving Commitment).

        "Revolving Loan" means any Revolving Loan made by Lenders to Company pursuant to Section 2.1 of this Agreement (including any Loans made by Lenders pursuant to Section 2.24 of this Agreement).

        "Revolving Loan Maturity Date" means the earlier of (i) December 30, 2008 and (ii) the date that all Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        "Revolving Loan Note" means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

        "Secured Parties" has the meaning assigned to that term in the Pledge and Security and Collateral Trust Agreement.

        "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

        "Seller" means Vivendi Communications North America, Inc., a Delaware corporation.

        "Senior Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of: (i) the outstanding principal amount of the HM Bonds plus (ii) the average daily aggregate principal amount of all Revolving Loans and Letters of Credit (but in the case of Letters of Credit, only to the extent the aggregate principal face amount of such Letters of Credit exceeds $35,000,000) outstanding during the four-Fiscal Quarter period ending on such date plus (iii) to the extent not otherwise included in subclause (a)(i) or (a)(ii) of this definition, all Indebtedness of Company and its Subsidiaries outstanding on such date that would (or would be required to) appear on the consolidated balance sheet of Company and its Subsidiaries, other than the Subordinated Indebtedness minus, subject to the following proviso, an amount, if any, equal to (x) the sum of the aggregate amount of Cash and Permitted Investments of Company and its Subsidiaries not subject to a Lien (other than the Liens, if any, under the Credit Documents and customary set-off rights) as of the close of business on each day on which no Revolving Loans are outstanding during the four-Fiscal Quarter period ending on such date divided by (y) 365, to (b) Consolidated EBITDA for the four-Fiscal Quarter period ending on such date, as adjusted pursuant to Schedule 1.1(a) for any such period ending prior to the first anniversary of the Closing Date.

        "Senior Notes" means the $600,000,000 8.25% Senior Notes due 2011 issued by HM pursuant to that certain Indenture, dated as of January 30, 2003, between HM and Wells Fargo Bank Minnesota, N.A., the proceeds of which are applied in accordance with the terms of Section 3.2.

        "Senior Subordinated Notes" means the $400,000,000 9.875% Senior Subordinated Notes due 2013 issued by HM pursuant to that certain Indenture, dated as of January 30, 2003, between HM and Wells Fargo Bank Minnesota, N.A., the proceeds of which are applied in accordance with the terms of Section 3.2.

        "Share Purchase Agreement" means the Share Purchase Agreement dated November 4, 2002 entered into among Seller, Vivendi Universal, S.A., a société anonyme organized and existing under the laws of France and VAC, as purchaser.

        "Solvency Certificate" means a Solvency Certificate of the chief financial officer of Holding substantially in the form of Exhibit D.

        "Solvent" means, that, as of the date of determination, each of (i) the fair value of the assets of each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, Company (individually) and Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, Company (individually) and Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, Company (individually) and Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, Company (individually) and Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and (iii) each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, Company (individually) and Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of Holding (individually), Holding and its Subsidiaries on a consolidated basis, the Company (individually) and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

        "Sponsor" means, each of Thomas H. Lee Equity Fund V L.P., Bain Capital Integral Investors, L.L.C. and Blackstone Capital Partners III Merchant Banking Fund L.P.

        "Sponsor Equity" means the Capital Stock of Holding purchased by Sponsors on or prior to the Closing Date in satisfaction of the requirements of Section 3.1(d).

        "Sponsors Monitoring Agreement" means the Management Agreement entered into as of December 30, 2002 by the Borrower, Holding, the Sponsors and certain affiliates of the Sponsors, as amended, waived and modified from time to time in accordance with Section 6.14.

        "Standby Letter of Credit" shall mean an irrevocable standby letter of credit under which a Fronting Bank agrees to make payments in Dollars for the account of Company, on behalf of Company or any of its Subsidiaries.

        "Stockholders Agreement" means the Stockholders Agreement dated as of December 30, 2002 among the Company, Holding and certain stockholders of Holding, as amended, waived and modified from time to time in accordance with Section 6.14.

        "Subordinated Indebtedness" means (i) the Senior Subordinated Notes and any Permitted Refinancing Indebtedness the proceeds of which are used to refinance amounts owed under the Senior Subordinated Notes and (ii) Indebtedness incurred pursuant to Section 6.1(t).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding; provided that, unless otherwise expressly provided therein, with respect to Company, an Unrestricted Subsidiary shall not constitute a Subsidiary of Company for purposes of this Agreement.

        "Swing Line Lender" means CIBC in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

        "Swing Line Loan" means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.

        "Swing Line Note" means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

        "Swing Line Sublimit" means the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

        "Systems Establishment Expenses" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by HM and its Subsidiaries on or after the Closing Date in establishing financial, employee, information technology and other systems of Company and the

Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of HM Group as a standalone business following the Acquisition; provided that (i) no Systems Establishment Expense may be paid or accrued after December 31, 2004 and (ii) the aggregate of all Systems Establishment Expenses shall not exceed $10,000,000.

        "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

        "Term Loans B" means the Term Loans B made by Lenders pursuant to the Existing Credit Agreement.

        "Terminated Lender" as defined in Section 2.23.

        "Total Debt" shall mean, with respect to any Person and its Subsidiaries on a consolidated basis at any time (without duplication), all Indebtedness consisting of Capital Leases Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services of such person and its Subsidiaries on a consolidated basis at such time.

        "Total Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of: (i) all Indebtedness for borrowed money of Company and its Subsidiaries (other than the aggregate principal amount of all Revolving Loans outstanding on such date) plus (ii) the average daily aggregate principal amount of all Revolving Loans and Letters of Credit (but in the case of Letters of Credit, only to the extent the aggregate principal face amount of such Letters of Credit exceeds $35,000,000) outstanding during the four-Fiscal Quarter period ending on such date plus (iii) to the extent not otherwise included in subclause (a)(i) or (a)(ii) of this definition, all Indebtedness of Company and its Subsidiaries outstanding on such date that would (or would be required to) appear on the consolidated balance sheet of Company and its Subsidiaries minus, subject to the following proviso, an amount, if any, equal to (x) the sum of the aggregate amount of Cash and Permitted Investments of Company and its Subsidiaries not subject to a Lien (other than the Liens, if any, under the Credit Documents and customary set-off rights) as of the close of business on each day on which no Revolving Loans are outstanding during the four-Fiscal Quarter period ending on such date divided by (y) 365, to (b) Consolidated EBITDA for the four-Fiscal Quarter period ending on such date, as adjusted pursuant to Schedule 1.1(a) for any period ending prior to the first anniversary of the Closing Date.

        "Total Utilization of Revolving Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Fronting Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

        "Transaction Costs" means the fees, costs and expenses payable by Holding, Company or any of Company's Subsidiaries in connection with Acquisition and the transactions (other than the Debt Tenders) contemplated by the Credit Documents and the Related Agreements which shall not exceed $150,000,000.

        "Type of Loan" means (i) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "Unrestricted Subsidiary" means (i) each Subsidiary (with such term defined for purposes of this definition without giving effect to the last provision in the definition of such term) of Company that shall be designated an "Unrestricted Subsidiary" pursuant to and in compliance with Section 6.17 and (ii) each Subsidiary of an Unrestricted Subsidiary.

        "VAC" means Versailles Acquisition Corporation, a Delaware Corporation.

        "Wholly-Owned Subsidiary" of any person means a Subsidiary of such person, at least 99% of the Capital Stock of which (other than directors' qualifying shares) are owned by such person or another Wholly-Owned Subsidiary.

        1.2.    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Section 6 all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 4.7; provided further, that if Company notifies the Administrative Agent that Company wishes to amend any covenant in Sections 2.14 or Section 6 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies Company that the Required Lenders wish to amend Section 2.14 or Section 6 or any related definition for such purpose), then (i) Company and the Administrative Agent shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to Company and the Required Lenders. For the purposes of determining compliance under Sections 6.1, 6.2, 6.6, 6.7 and 6.8 with respect to any amount in a currency other than Dollars, such amount shall be deemed to equal the Dollar equivalent thereof at the time such amount was incurred or expended, as the case may be.

SECTION 2. LOANS AND LETTERS OF CREDIT

        2.1.    Revolving Loans.

          (a)    Revolving Commitment.    Subject to the terms and conditions hereof, each Lender severally agrees to make, during the Revolving Commitment Period, Revolving Loans to Company in the aggregate amount up to but not exceeding such Lender's Pro Rata Share of the Revolving Loan Commitments; provided that, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect. Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed during the Revolving Commitment Period. Each Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than such date.

        2.2.    Borrowing Mechanics for Revolving Loans.

          (a)   Except pursuant to Section 2.4, Revolving Loans shall be made in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess thereof (when aggregated for all Lenders in connection with a single Credit Extension).

          (b)   Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

          (c)   Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender's Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness.

          (d)   Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Administrative Agent's Principal Office or such other account as may be designated in writing to Administrative Agent by Company.

        2.3.    Swing Line Loans.

          (a)    Swing Line Loan Commitments.    During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.4 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender's Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

          (b)    Borrowing Mechanics for Swing Line Loans.

    (i)
    Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

    (ii)
    Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

    (iii)
    Swing Line Lender shall make the amount of its Swing Line Loan available to Company in immediately available funds on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent's Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein,

      Administrative Agent shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Company at the Administrative Agent's Principal Office, or to such other account as may be designated in writing to Administrative Agent by Company.

    (iv)
    With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Sections 2.12 or 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

    (v)
    If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day's notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

    (vi)
    Notwithstanding anything contained herein to the contrary, (1) each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.3 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender's risk with respect to the Defaulting Lender's participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the outstanding Swing Line Loans.

        2.4.    Issuance of Letters of Credit and Purchase of Participations Therein.

          (a)    Letters of Credit.    During the Revolving Commitment Period, subject to the terms and conditions hereof, each Fronting Bank agrees to issue Letters of Credit for the account of Company in the aggregate amount (for all Fronting Banks) up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $1,000,000 or such lesser amount as is acceptable to the applicable Fronting Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (1) five Business Days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (1) five Business Days prior to the Revolving Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) be issued if such Commercial Letter of Credit is otherwise unacceptable to the applicable Fronting Bank in its reasonable discretion. Subject to the foregoing, a Fronting Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Fronting Bank elects not to extend for any such additional period; provided, such Fronting Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Fronting Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, such Fronting Bank shall not be required to issue any Letter of Credit unless such Fronting Bank has entered into arrangements satisfactory to it and Company to eliminate such Fronting Bank's risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage.

          (b)    Notice of Issuance.    Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least five Business Days, or in each case such shorter period as may be agreed to by a Fronting Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.3, a Fronting Bank shall issue the requested Letter of Credit only in accordance with such Fronting Bank's standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, such Fronting Bank shall promptly notify each Lender and the Administrative Agent of such issuance and the amount of such Lender's respective participation in such Letter of Credit pursuant to Section 2.4(e).

          (c)    Responsibility of a Fronting Bank With Respect to Requests for Drawings and Payments.    In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, a Fronting Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and any Fronting Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Fronting Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, a Fronting Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Fronting Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of a Fronting Bank's rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by a Fronting Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith (and without gross negligence or willful misconduct and in accordance with the standard of care specified in the UCC with respect to Letter of Credit), shall not give rise to any liability on the part of such Fronting Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against a Fronting Bank for any liability arising solely out of the gross negligence or willful misconduct of such Fronting Bank or failure to use the standard of care specified in the UCC with respect to Letters of Credit.

          (d)    Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit.    In the event a Fronting Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse such Fronting Bank on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Fronting Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse such Fronting Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.3, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Fronting Bank for the amount of such honored drawing; provided further, if for any reason proceeds of Revolving Loans are not received by such Fronting Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Fronting Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

          (e)    Lenders' Purchase of Participations in Letters of Credit.    Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Fronting Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Loan Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse the applicable Fronting Bank as provided in Section 2.4(d), such Fronting Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitments. Each Lender shall make available to a Fronting Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Fronting Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Fronting Bank is located) after the date notified by such Fronting Bank. In the event that any Lender fails to make available to a Fronting Bank on such business day the amount of such Lender's participation in such Letter of Credit as provided in this Section 2.4(e), the applicable Fronting Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Fronting Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from a Fronting Bank any amounts made available by such Lender to such Fronting Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Fronting Bank. In the event a Fronting Bank shall have been reimbursed by other

  Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Fronting Bank under a Letter of Credit, such Fronting Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of all payments subsequently received by such Fronting Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix A or at such other address as such Lender may request.

          (f)    Obligations Absolute.    The obligation of Company to reimburse a Fronting Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), a Fronting Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by a Fronting Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holding or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by a Fronting Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Fronting Bank or failure to use the standard of care specified in the UCC with respect to such Letters of Credit under the circumstances in question.

        2.5.    Pro Rata Shares; Availability of Funds.

          (a)    Pro Rata Shares.    All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.

          (b)    Availability of Funds.    Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative

  Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or New Revolving Commitment thereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

        2.6.    Use of Proceeds.    The proceeds of the Revolving Loans, Swing Line Loans and any Letters of Credit shall be applied by Company for working capital and general corporate purposes of HM and its Subsidiaries, and costs, expenses and premiums in connection with the Debt Tender process; provided, that, in no event will the proceeds of Revolving Loans or any Letter of Credit be used for the purposes of redeeming, repurchasing, defeasing or otherwise retiring the 2011 HM Bonds. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

        2.7.    Evidence of Debt; Register; Lenders' Books and Records; Notes.

          (a)    Lenders' Evidence of Debt.    Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Revolving Commitments or Company's Obligations in respect of any applicable Loans; provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (b)    Register.    Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the "Register"). Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Revolving Commitments or Company's Obligations in respect of any Loan. Company hereby designates CIBC to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent CIBC serves in such capacity, CIBC and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees".

          (c)    Notes.    If so requested by any Lender by written notice to Company (with a copy to Administrative Agent), Company shall, promptly after Company's receipt of such notice, execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) a Note or Notes to evidence such Lender's Loans.

        2.8.    Interest on Loans.

          (a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

    Revolving Loans

            (i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin: or

            (ii)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

    Swing Line Loans

            (i)    at the Base Rate plus the Applicable Margin.

          (b)   The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

          (c)   In connection with Eurodollar Rate Loans there shall be no more than twenty (20) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

          (d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          (e)   Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

          (f)    Company agrees to pay to the Fronting Banks, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the applicable Fronting Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) from the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter at a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

          (g)   Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable in arrears through the Reimbursement Date, and thereafter on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by a Fronting Bank of any payment of interest pursuant to Section 2.8(f), such Fronting Bank shall distribute to each Lender, out of the interest received by such Fronting Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Fronting Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event a Fronting Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Fronting Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender's Pro Rata Share of any interest received by such Fronting Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Fronting Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

        2.9.    Conversion/Continuation.

          (a)   Subject to Section 2.18 and, if an Event of Default shall have occurred and then be continuing, so long as Administrative Agent has not suspended the rights set forth in this Section 2.9(a) by notice in writing to Company, Company shall have the option:

            (i)    to convert at any time all or any part of any Loan equal to $2,500,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

            (ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,500,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

          (b)   Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed conversion or continuation date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

        2.10.    Default Interest.    Upon the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), the outstanding principal amount of all Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the highest interest rate payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

        2.11.    Fees.

          (a)   Company agrees to pay to Lenders:

            (i)    a Commitment Fee equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage multiplied by the Commitment Fee Percentage; and

            (ii)   letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

  The fees referred to in this Section 2.11(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

          (b)   Company agrees to pay directly to each Fronting Bank, for its own account, the following fees:

            (i)    a fronting fee equal to 0.25%, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Fronting Bank (determined as of the close of business on any date of determination) in which participations have been purchased by other Lenders pursuant to Section 2.4(c); and

            (ii)   such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit issued by such Fronting Bank as are in accordance with such Fronting Bank's standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

          (c)   All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable (i) quarterly in arrears on the Effective Date, March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii)with respect to Section 2.11(a)(i) and (ii), on the Revolving Commitment Termination Date.

          (d)   In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

        2.12.    Voluntary Prepayments.

          (a)   Any time and from time to time:

            (i)    with respect to Revolving Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

            (ii)   with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

          (b)   All such prepayments shall be made:

            (i)    upon written or telephonic notice by noon. (New York City time) on any Business Day in the case of Base Rate Loans; and

            (ii)   upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans;

            (iii)  upon written or telephonic notice by noon (New York City time) on the date of prepayment, in the case of Swing Line Loans;

  in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

        2.13.    Voluntary Commitment Reductions.

          (a)   Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

          (b)   Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

        2.14.    Mandatory Prepayments/Commitment Reductions.

          (a)    Clean Down Requirement.    Company shall make prepayments of Revolving Loans to the extent necessary to cause (i) during each of the first two Fiscal Years following the Closing Date, for a period no shorter than ten consecutive Business Days, the Total Utilization of Revolving Commitment not to exceed $75,000,000 and (ii) during each Fiscal Year thereafter, for a period no shorter than ten consecutive Business Days, the Total Utilization of Revolving Commitment not to exceed $50,000,000.

          (b)    Subordinated Indebtedness.    In the event that Company shall otherwise be required to make any mandatory prepayment of Indebtedness under the Senior Notes, any Permitted Refinancing Indebtedness with respect thereto, or any Subordinated Indebtedness (other than Indebtedness incurred pursuant to Section 6.1(t)) (irrespective of any related repayment of any outstanding HM Bonds), the Company shall prepay the Loans and reduce the Commitments in accordance with Section 2.15 in an aggregate amount equal to the amount of such mandatory prepayment to the extent that, in making such prepayment, no such prepayment shall be required on the Senior Notes, any such Permitted Refinancing Indebtedness or any such Subordinated Indebtedness.

        2.15.    Application of Prepayments/Reductions.

          (a)    Application of Voluntary Prepayments.    Any prepayment of any Loan pursuant to Section 2.12 shall be applied as specified by Company in the applicable notice of prepayment.

          (b)    Application of Mandatory Prepayments by Type of Loans.    Any amount required to be paid pursuant to Section 2.14(b) shall be applied as follows:

            first, to repay outstanding Swing Line Loans to the full extent thereof;

            second, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment; and

            third, to cash collateralize Letters of Credit and to further permanently reduce the Revolving Commitments by the amount of such cash collateralization.

          (c)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.    Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments that would otherwise be required to be made by Company pursuant to Section 2.18(c).

          (d)    Application of Certain Proceeds.    In the event the amount of any prepayment required to be made above under this Section 2.15 shall exceed the aggregate principal amount of the Base Rate Loans outstanding required to be prepaid (the amount of any such excess being called the "Excess Amount"), Company shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable Base Rate Loans and to deposit an amount equal to the Excess Amount with the Collateral Trustee in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Collateral Trustee. Any amounts so deposited shall be held by the Collateral Trustee as collateral for the Obligations and applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto. On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this Section 2.15(d) and (ii) Company shall have delivered to the Collateral Trustee a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Permitted Investments specified in such request, the Collateral Trustee shall use its reasonable efforts to invest such remaining collected amounts in such Permitted Investments; provided, however, that the Collateral Trustee shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Permitted Investment shall mature after the end of the Interest Period for which it is to be applied. Company shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Rate Loans and accrued interest thereon are paid in full or if a Default or Event of Default then exists or would result.

        2.16.    General Provisions Regarding Payments.

          (a)   All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

          (b)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (c)   Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

          (d)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (e)   Subject to the provisos set forth in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

          (f)    Administrative Agent may deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.

          (g)   If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 6.5 of the Pledge and Security and Collateral Trust Agreement.

        2.17.    Ratable Sharing.    Lenders hereby agree among themselves that, except with respect to (x) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters or Credit to any assignee or participant, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

        2.18.    Making or Maintaining Eurodollar Rate Loans.

          (a)    Inability to Determine Applicable Interest Rate.    In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

          (b)    Illegality or Impracticability of Eurodollar Rate Loans.    In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

          (c)    Compensation for Breakage or Non-Commencement of Interest Periods.    Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation of the requested amount in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

          (d)    Booking of Eurodollar Rate Loans.    Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

          (e)    Assumptions Concerning Funding of Eurodollar Rate Loans.    Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

        2.19.    Increased Costs; Capital Adequacy.

          (a)    Compensation For Increased Costs and Taxes.    Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include any Fronting Banks for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after December 30, 2002, or compliance by such Lender with any guideline, request or directive issued or made after December 30, 2002 by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office), in each case with regard to Eurodollar Loans and/or Letters of Credit hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Eurodollar Loans hereunder or issuing or participating in Letters of Credit or to reduce any amount received or receivable by such Lender (or its applicable lending office), in each case with respect thereto by an amount deemed by such Lender to be material; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (b)    Capital Adequacy Adjustment.    In the event that any Lender (which term shall include any Fronting Banks for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (c)    Failure to Notify.    Failure on the part of any Lender to demand compensation from Company for any additional amounts owed to the Lender under Sections 2.19(a) and 2.19(b) shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period; provided that Company shall not be under any obligation to compensate any Lender under paragraph (b) above with respect to increased costs or reductions with respect to any period prior to the date that is six months prior to such request if such Lender knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, treaty or governmental rule, regulation or order within such six month period.

        2.20.    Taxes; Withholding, etc.

          (a)    Payments to Be Free and Clear.    All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment excluding in the case of each Lender, each Fronting Bank and Administrative Agent, taxes that would not be imposed but for a connection between such Lender, such Fronting Bank or Administrative Agent (as the case may be) and the jurisdiction imposing such tax, other than a connection arising solely by virtue of the activities of such Lender, such Fronting Bank or Administrative Agent (as the case may be) pursuant to or in respect of this Agreement or under any other Credit Documents, including entering into, lending money or extending credit pursuant to, receiving payments under, or enforcing, this Agreement or any other Credit Document.

          Company will indemnify each Lender, each Fronting Bank and Administrative Agent for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Lender, such Fronting Bank or Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney's fees and expenses) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability prepared by a Lender (or transferee), such Fronting Bank or Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes; provided that if Company reasonably believes that such Taxes were not correctly or legally asserted, such Lender, such Fronting Bank or Administrative Agent, as the case may be shall use reasonable efforts to cooperate with Company to obtain a refund of such Taxes. Such indemnification shall be made within 10 days after the date of any Lender, any Fronting Bank or Administrative Agent, as the case may be, makes written demand therefor. If a Lender, a Fronting Bank or Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes, it shall promptly notify Company of the availability of such refund and shall, within 30 days after receipt of a request by Company, pursue or timely claim such refund at Company's expense. If any Lender, any Fronting Bank or Administrative Agent receives a refund in respect of any Taxes for which such Lender, such Fronting Bank or Administrative Agent has received payment from Company hereunder, it shall promptly repay such refund (plus any interest received) to Company (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section 2.20 with respect to the Taxes giving rise to such refund); provided that Company, upon request of such Lender, such Fronting Bank or Administrative Agent, agrees to return such refund (plus any penalties, interest or other charges required to be paid) to such Lender, such Fronting Bank or

  Administrative Agent in the event such Lender, such Fronting Bank or Administrative Agent is required to repay such refund to the relevant taxing authority.

          (b)    Withholding of Taxes.    If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include any Fronting Banks for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Effective Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (c)    Evidence of Exemption From U.S. Withholding Tax.    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.19(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

          (d)   Within 30 days after the date of any payment of Taxes withheld by Company in respect of any payment to any Lender, any Fronting Bank or Administrative Agent, Company will furnish to Administrative Agent, at its address referred to in Appendix A, the original or a certified copy of a receipt evidencing payment thereof.

          (e)   Any Fronting Bank and any Lender claiming any additional amounts payable pursuant to this Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by Company or to change the jurisdiction of its applicable lending office, if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Fronting Bank or such Lender, be otherwise disadvantageous to such Fronting Bank or such Lender.

        2.21.    Obligation to Mitigate.    Each Lender (which term shall include each Fronting Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

        2.22.    Defaulting Lenders.    Anything contained herein to the contrary notwithstanding, in the event that any Lender, at the direction or request of any regulatory agency or authority or otherwise, defaults (a "Defaulting Lender") in its obligation to fund (a "Funding Default") any Revolving Loan or its portion of any unreimbursed payment under Section 2.4(e) (a "Defaulted Loan"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender's Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender's Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

        2.23.    Removal or Replacement of a Lender.    Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an "Increased-Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or (b) any Lender shall become a Defaulting Lender, the Default Period for such Defaulting Lender shall remain in effect, and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company's request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also a Fronting Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Commitments, if any, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

        2.24.    Increase in Revolving Commitments.    Company may by written notice to Administrative Agent and Syndication Agent elect to request an increase to the existing Revolving Commitments (any such increase, the "New Revolving Commitments"), by an amount not in excess of $25,000,000 in the aggregate or a lesser amount in integral multiples of $1,000,000. Such notice shall specify (A) the date (an "Increased Amount Date") on which Company proposes that the New Revolving Commitments be made available, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or Person that meets the requirements of an Eligible Assignee (each, a "New Revolving Lender") to whom Company proposes all or any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that, any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) such increase in the Revolving Commitments shall be evidenced by one or more Joinder Agreements executed and delivered to Administrative Agent by each New Revolving Lender, and each shall be recorded in the Register, each of which shall be subject to the requirements set forth in Section 2.20(c); (3) Company shall make any payments required pursuant to Section 2.18(c) in connection with the provisions of the New Revolving Commitments; and (4) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

        On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the existing Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans and Letters of Credit outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and Letters of Credit will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Loan Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Lender with respect to the Revolving Loan Commitments and all matters relating thereto.

        The Administrative Agent shall notify the Lenders promptly upon receipt of Company's notice of an Increased Amount Date and, in respect thereof, the New Revolving Commitments and the New Revolving Lenders.

SECTION 3. CONDITIONS PRECEDENT

        3.1.    Closing Date Loans.    The obligation of Lenders to make Loans on the Closing Date was subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

          (a)    Credit Documents.    Administrative Agent shall have received copies of each Credit Document executed and delivered by each applicable Credit Party.

          (b)    Organizational Documents; Incumbency.    Joint Lead Arrangers shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and any Related Agreements to which it is a party as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other customary documents as Joint Lead Arrangers may reasonably request.

          (c)    Organizational and Capital Structure.    The organizational structure and capital structure of Holding and its Subsidiaries, after giving effect to the Acquisition, shall be reasonably satisfactory to Joint Lead Arrangers.

          (d)    Capitalization of Company and HM Group.    (i) Simultaneously with the first borrowings hereunder, Sponsors shall have made a contribution of Sponsor Equity in an amount equal to not less than $615,000,000 and Company shall have received the proceeds thereof, and (ii) simultaneously with the first borrowings hereunder, Company shall have borrowed $500,000,000 under the Bridge Facility which together with the Sponsor Equity and the proceeds of the Loans made hereunder on the Closing Date shall be sufficient to consummate the Acquisition and the transactions contemplated in connection therewith and pay all Transaction Costs.

          (e)    Consummation of Related Transactions.

            (i)    All material conditions precedent to the execution and delivery of each Acquisition Documents and Bridge Facility Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Joint Lead Arrangers and each of such agreements shall have become effective in accordance with its terms;

            (ii)   Joint Lead Arrangers shall each have received a fully executed or conformed copy of each agreement referred to in sub-clause (i) above. Each such agreement shall be in full force and effect, in the case of the Bridge Facility Document only shall include terms and provisions reasonably satisfactory to Joint Lead Arrangers and no provision thereof shall have been modified or waived in any respect determined by either of the Joint Lead Arrangers to be material and adverse to the Lenders, in each case without the consent of Joint Lead Arrangers; and

            (iii)  Since the date of execution thereof, there shall have been no amendment, restatement, or other modification or waiver of the terms and conditions of the Share Purchase Agreement which, in the opinion of the Joint Lead Arrangers, is in any manner adverse to the Lenders without the prior written consent of the Joint Lead Arrangers.

          (f)    Existing Indebtedness.    Holding shall have delivered to Joint Lead Arrangers and Administrative Agent a certificate executed by an Authorized Officer of Holding as of the Closing Date certifying (i) the balance of Existing Indebtedness, pension liabilities and retention liabilities of HM and the HM Group and affirming the total amount of Indebtedness not refinanced as of the Closing Date (including leasing), with evidence of any such discharge not to remain outstanding following the consummation of the Acquisition and (ii) that upon consummation of the Acquisition, the HM Group shall not have (x) Indebtedness outstanding other than Permitted Indebtedness, (y) any material off-balance sheet liabilities (other than exceptions agreed to by the Joint Lead Arrangers) or (z) be subject to any Liens other than Permitted Liens.

          (g)    Sources and Uses Certificate.    Company shall have delivered to Joint Lead Arrangers a certificate from an Authorized Officer of Company itemizing the sources and uses of funds for the Acquisition, the Debt Tenders and the other transactions contemplated hereby and the fees and expenses associated therewith, in form and substance reasonably satisfactory to Joint Lead Arrangers.

          (h)    Governmental Authorizations and Consents.    Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

          (i)    Personal Property Collateral.    In order to create in favor of Collateral Trustee, for the benefit of Secured Parties (including, prior to the HM Release Date, the holders of the HM Bonds), a valid, perfected First Priority security interest in the personal property Collateral (to the extent a Lien can be perfected by a UCC filing, possession of instruments or filings in the United

  States Patent and Trademark Office and United States Copyright Office), Collateral Trustee shall have received:

            (i)    evidence satisfactory to Collateral Trustee of: (a) the execution and delivery of and compliance by each Credit Party with its obligations under each Collateral Document to which it is a party (including, without limitation, its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper including, without limitation, a pledge of stock of first-tier Excluded Subsidiaries) and (b) the execution and delivery of UCC financing statements and recordations with the United States Patent and Trademark Office and the United States Copyright Office;

            (ii)   A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Collateral Trustee, of all effective UCC financing statements (or equivalent filings, including recordations of liens in applicable intellectual property registries) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search; and

            (iii)  customary opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Trustee) with respect to the creation and perfection of the security interests in favor of Collateral Trustee in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is located, in each case in form and substance reasonably satisfactory to Collateral Trustee.

          (j)    Financial Statements; Projections.    Lenders shall have received from Holding (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holding and its Subsidiaries as at September 30, 2002, and pro forma consolidated statement of income reflecting the consummation of the transactions contemplated by this Agreement, the Related Agreements, and any other transactions contemplated thereby, which pro forma financial statement shall be in form and substance satisfactory to Joint Lead Arrangers, and (iii) the Projections.

          (k)    Evidence of Insurance.    Joint Lead Arrangers and Administrative Agent shall have received (i) a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Trustee, for the benefit of Secured Parties has been named as additional insured and loss payee thereunder to the extent required under Section 5.5, and (ii) a certified schedule executed by an Authorized Officer of Company summarizing in reasonable detail all insurance maintained by the HM Group.

          (l)    Opinions of Counsel to Credit Parties.    Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Simpson Thacher & Bartlett, counsel for Credit Parties, and as to such other matters as Joint Lead Arrangers may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Joint Lead Arrangers.

          (m)    Opinions of Counsel to Joint Lead Arrangers.    Lenders shall have received originally executed copies of one or more favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Joint Lead Arrangers, dated as of the Closing Date, in form and substance reasonably satisfactory to Joint Lead Arrangers.

          (n)    Fees.    Company shall have paid (or contemporaneously with the first borrowing hereunder will pay) to Agents the fees payable on the Closing Date referred to in Section 2.11(d).

          (o)    Solvency Certificate and Opinion.    On the Closing Date, Joint Lead Arrangers shall have received (i) a Solvency Certificate from the Chief Financial Officer of HM and (ii) an opinion from an independent valuation consultant reasonably satisfactory to Joint Lead Arrangers, each dated the Closing Date and addressed to Administrative Agent, Joint Lead Arrangers and Lenders, and in form, scope and substance reasonably satisfactory to Joint Lead Arrangers, with appropriate attachments and demonstrating that after giving effect to the Acquisition and the consummation of all transactions contemplated thereby, Company and its Subsidiaries are and will be solvent.

          (p)    Closing Date Certificate.    Holding and Company shall have delivered to Joint Lead Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.

          (q)    Litigation Schedule.    Holding and Company shall have delivered to the Joint Lead Arrangers a schedule certified by an Authorized Officer setting out in reasonable detail any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (r)    Funding Notice.    Administrative Agent shall have received a fully executed Funding Notice in accordance with the requirements of this Agreement of Sections 2.1(b) and 2.2(b), as applicable.

          (s)    Major Default.    No Major Default shall have occurred and be continuing.

          (t)    BNP Preferred Securities.    The BNP Preferred Securities shall have been redeemed by Seller.

        Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, was deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

        3.2.    Conditions to Effectiveness.    This Agreement shall become effective upon the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

          (a)   HM, Holding, Lenders and Agents shall have executed this Agreement;

          (b)   On or before the Effective Date, the Bridge Facility and the Term Loans B shall have been repaid in full, all interest and other amounts owing in respect thereof shall have been paid in full and the commitments to make Term Loans B under the Existing Credit Agreement shall have been terminated;

          (c)   As of the Effective Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

          (d)   As of the Effective Date, no Default or Event of Default shall have occurred and be continuing; and

          (e)   HM shall have paid all fees and expenses owing or accrued under the Credit Documents through the Effective Date.

        3.3.    Conditions to Each Extension of Credit.    The obligation of each Lender to make any Revolving Loan, the Swing Line Lender to make any Swing Line Loan or a Fronting Bank to issue any

Letter of Credit, on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

          (a)   Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

          (b)   After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

          (c)   As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

          (d)   As of such Credit Date, no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension; and

          (e)   On or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Fronting Bank may reasonably require in connection with the issuance of such Letter of Credit.

        3.4.    Notices.    Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        In order to induce Lenders and the Fronting Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and the Fronting Banks, on the Closing Date, the Effective Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the execution and delivery of the Related Agreements and consummation of the transactions contemplated thereby):

        4.1.    Organization; Requisite Power and Authority; Qualification.    Each of Holding and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations in each case in clauses (a)-(c), except where the failure to do so has not had, and could not be reasonably expected to have, a Material Adverse Effect.

        4.2.    Capital Stock and Ownership.    The Capital Stock of each of Holding and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of December 30, 2002, there is no existing option, warrant, call, right, commitment or other agreement to which Holding or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holding or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holding or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holding or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holding or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holding and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Acquisition.

        4.3.    Due Authorization.    The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

        4.4.    No Conflict.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holding or any of its Subsidiaries, any of the Organizational Documents of Holding or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holding or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holding or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holding or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties and, prior to the HM Release Date, the holders of the outstanding HM Bonds or Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holding or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

        4.5.    Governmental Consents.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in any Related Agreement, and except for (a) filings and recordings with respect to the Collateral to be made, (b) otherwise delivered to Collateral Trustee for filing and/or recordation, (c) such as have been made or obtained are in full force and effect, or (d) such actions, consents, and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect.

        4.6.    Binding Obligation.    Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability and an implied covenant of good faith and fair dealing.

        4.7.    Historical Financial Statements.    The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holding nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which could reasonably be expected to have a Material Adverse Effect.

        4.8.    Projections.    On and as of the Closing Date, the Projections of Holding and its Subsidiaries for Fiscal Year 2002 through and including Fiscal Year 2010 (the "Projections") are based on good faith estimates and assumptions made by the management of Holding; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

        4.9.    No Material Adverse Change.    Since December 31, 2001, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

        4.10.    No Restricted Junior Payments.    Since the Closing Date, neither Holding nor any of its Subsidiaries has declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to 6.4.

        4.11.    Adverse Proceedings, etc.    There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holding nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        4.12.    Payment of Taxes.    Except as otherwise permitted under Section 5.3, all material tax returns and reports of Holding and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holding and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holding knows of no proposed tax assessment against Holding or any of its Subsidiaries which is not being actively contested by Holding or such Subsidiary in good faith and by appropriate proceedings and which would reasonably be expected to have a Material Adverse Effect; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

        4.13.    Properties.

          (a)    Title.    Each of Holding and its Subsidiaries has (i) good, valid and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid easements or other limited property interests (in the case of certain interests in real property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, except for (i) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8, (ii) except for minor defects in title that do not interfere with the ability of each of Holding and its Subsidiaries to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and (iii) where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

          (b)    Real Estate.    As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holding does not have knowledge of any default that has occurred and is continuing thereunder.

          (c)   As of the Closing Date, neither of Holding nor any of its Subsidiaries has received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Real Estate Assets or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

          (d)   Neither Holding nor any of its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Estate or any interest therein, except as set forth on Schedule 4.13(d).

          (e)    Intellectual Property.    Except as set forth on Schedule 4.13(e), each of Holding and its Subsidiaries owns, possesses or otherwise has the right to use, or could obtain such ownership, possession or right to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto material to the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        4.14.    Environmental Matters.    Except as set forth in Schedule 4.14:

          (a)   There has not been a Release or threatened Release of Hazardous Materials at, on, under or around the Properties in amounts or concentrations which (i) constitute or constituted a violation of Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect, or (ii) would reasonably be expected to give rise to an Environmental Claim that, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

          (b)   The Properties and all operations of Holding, Company and their Subsidiaries are in compliance, and in all prior periods have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, are not reasonably likely to result in a Material Adverse Effect;

          (c)   None of Holding, Company or any of their Subsidiaries has received any Environmental Claim in connection with the Properties or the operations of Holding, Company or its Subsidiaries or with regard to any person whose liabilities for environmental matters Holding, Company or any of their Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in either such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

          (d)   Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on, under or around any of the Properties in a manner that could reasonably give rise to liability under any Environmental Law, nor have any of Holding, Company or any of their Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which, in each case, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; and

          (e)   No Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials into the environment has been recorded with respect to the Properties.

        4.15.    No Defaults.    Neither Holding nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        4.16.    [Reserved]

        4.17.    Governmental Regulation.    Neither Holding nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holding nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

        4.18.    Margin Stock.    Neither Holding nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.

        4.19.    Employee Matters.    Neither Holding nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holding or any of its Subsidiaries, or to the best knowledge of Holding and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holding or any of its Subsidiaries or to the best knowledge of Holding and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holding or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holding and Company, no union representation question existing with respect to the employees of Holding or any of its Subsidiaries and, to the best knowledge of Holding and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

        4.20.    Employee Benefit Plans.    Holding, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Holding, and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal

Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than routine claims for benefits) has been or is expected to be incurred by Holding, any of its Subsidiaries or, to the knowledge of Holding, any of their ERISA Affiliates and no ERISA Event has occurred or is reasonably expected to occur other than any such liability or events that in each case could reasonably be expected to result in a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state or local laws, or as individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holding, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holding, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holding, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA does not exceed an amount which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Holding, each of its Subsidiaries and, to the knowledge of Holding, each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the extent that any breach of any of the representations or warranties in this Section 4.20 relates to a period, event or action prior to the consummation of the Acquisition in respect of which Holding, its Subsidiaries and any of its ERISA Affiliates are indemnified to the extent of the breach pursuant to the Share Purchase Agreement, there shall be deemed to be no breach thereof.

        4.21.    Certain Fees.    No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

        4.22.    Solvency.    As of the Closing Date, each Credit Party is Solvent.

        4.23.    Subordination. Designation of the Credit Documents as "Designated Senior Indebtedness"; Etc.    (a)  (i) The subordination provisions contained in documents governing the Subordinated Indebtedness are enforceable against Holding, Company and any of its Subsidiaries party thereto and the holders of such Indebtedness, and (ii) all Obligations of the Credit Parties (to the extent they are obligors with respect to Subordinated Indebtedness) hereunder and in the other Credit Documents are within the definitions of "Designated Senior Indebtedness" and "Senior Indebtedness" included in the respective subordination provisions. In addition, Company hereby designates the Obligations under this Agreement as "Designated Senior Indebtedness" for the purposes of the definition of "Designated Senior Indebtedness" contained in the documents governing the Subordinated Indebtedness.

        (b)   All incurrences of Loans and issuances of Letters of Credit as permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of either of) the HM Bonds, the Senior Notes, any Permitted Refinancing Indebtedness with respect thereto and any Subordinated Indebtedness.

        4.24.    Disclosure.    The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of Holding and/or its Subsidiaries to any Agent or Lender for use in

connection with the transactions contemplated hereby, but excluding the Projections referred to in Section 4.8 and any other projections and pro forma financial information, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the Closing Date any material misstatement of fact and did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the Closing Date any untrue statement of a material fact or omits to state a material fact (known to Holding or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holding or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 5. AFFIRMATIVE COVENANTS

        Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

        5.1.    Financial Statements and Other Reports.    Company will deliver to Administrative Agent and Lenders (commencing with the month ending January 31, 2003):

          (a)    Monthly Reports.    As soon as available, and in any event within thirty (30) days after the end of each month ending prior to the Effective Date, (x) the consolidated balance sheet of Holding and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity, cash flows of Holding and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, the corresponding figures from the Financial Plan for the current Fiscal Year and, in the case of the balance sheet only, the corresponding figures for the last month of the immediately preceding Fiscal Year and (y) on a division by division basis (for the major divisions with respect to which information is provided in periodic reports filed by Company with the SEC, or if no such reports are filed, with respect to the "K-12", "College" and "Other" divisions), a summary of the portion of revenues, Consolidated Capital Expenditures and Consolidated EBITDA attributable to each such division for such month, all in reasonable detail;

          (b)    Quarterly Financial Statements.    As soon as available, and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, (x) the consolidated balance sheet of Holding and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity, cash flows and income of Holding and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, the corresponding figures from the Financial Plan for the current Fiscal Year and, in the case of the balance sheet only, the corresponding figures for the last Fiscal Quarter of the immediately preceding Fiscal Year, and (y) on a division by division basis (for the major divisions with respect to which information is provided in periodic reports filed by Company with the SEC, or if no such reports are filed, with respect to the "K-12", "College" and "Other" divisions), a summary of the portion of revenues, Consolidated Capital Expenditures and Consolidated EBITDA attributable to each such division for such Fiscal Quarter all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

          (c)    Annual Financial Statements.    As soon as available, and in any event within 120 days after the Closing Date in the case of the Fiscal Year 2002 and ninety (90) days after the end of each Fiscal Year beginning with the Fiscal Year 2003, (x) the consolidated balance sheet of Holding and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity, and cash flows of Holding and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements and, in the case of the balance sheet only, the corresponding figures for the last Fiscal Quarter of the immediately preceding Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; (y) with respect to such consolidated financial statements a report thereon of Ernst & Young, Pricewaterhouse Coopers or such other independent certified public accountants of recognized national standing selected by Holding and reasonably satisfactory to Joint Lead Arrangers (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holding and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with a written statement by such independent certified public accountants stating (1) that while their audit examination was not directed primarily toward obtaining knowledge of non-compliance, it did include a review of the financial covenants contained in Section 6.7 of this Agreement, and (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default insofar as such condition or event relates to accounting matters in respect of Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (z) on a division by division basis (for the major divisions with respect to which information is provided in periodic reports filed by Company with the SEC, or if no such reports are filed, with respect to the "K-12", "College" and "Other" divisions), a summary of the portion of revenues, Consolidated Capital Expenditures and Consolidated EBITDA attributable to each such division for such Fiscal Year in reasonable detail together with a Financial Officer Certification with respect thereto.

          (d)    Compliance Certificate.    Together with each delivery of financial statements of Holding and its Subsidiaries pursuant to Sections 5.1(b) (other than the last Fiscal Quarter of any Fiscal Year) and 5.1(c), a duly executed and completed Compliance Certificate;

          (e)    Statements of Reconciliation after Change in Accounting Principles.    If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holding and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation by a financial officer of Holding or Company for all such prior financial statements in form and substance satisfactory to Administrative Agent;

          (f)    Notice of Default.    Promptly upon any officer of Holding or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, in any case or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (g)    Notice of Litigation.    Promptly upon any officer of Holding or Company obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by a Lender to enable it to evaluate such matters;

          (h)    ERISA.    (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which may result in a material liability, a written notice specifying the nature thereof, what action Holding, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon the reasonable request of the Lenders, copies of (1) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by Holding, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holding, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning such ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (i)    Financial Plan.    As soon as practicable and in any event no later than thirty (30) days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a "Financial Plan"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holding and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Holding and its Subsidiaries for each month of such Fiscal Year;

          (j)    Environmental Reports and Audits.    As soon as practicable following receipt thereof, copies of all material and non-privileged environmental audits and reports, if any, with respect to environmental matters at any Property or which relate to any environmental liabilities of Holding or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (k)    Information Regarding Collateral.    (a) Each Credit Party will furnish to the Collateral Trustee prompt written notice of any change (i) in its name, (ii) in its jurisdiction of organization or (iii) in its Federal Taxpayer Identification Number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify the Collateral Trustee if any material portion of the Collateral is damaged or destroyed; and

          (l)    Other Information.    (a) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holding to its public security holders acting in such capacity or by any Subsidiary of Holding to its security holders other than Holding or another Subsidiary of Holding, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holding or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holding or any of its Subsidiaries to the public concerning material developments in the business of Holding or any of its Subsidiaries, and (b) such other information and data with respect to Holding or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through the Administrative Agent).

        5.2.    Existence.    Except as otherwise permitted under Section 6.8 and except for the liquidation or dissolution of Subsidiaries of Holding (other than Company) if the assets of such entities to the extent they exceed estimated liabilities are acquired by Holding or a Wholly-Owned Subsidiary of Holding in such liquidation or dissolution; provided that subsidiaries of Holding that are Guarantors may not be liquidated into Subsidiaries of Holding that are not Guarantors and Domestic Subsidiaries of Holding may not be liquidated into Foreign Subsidiaries of Holding, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, if such Person's board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders and (b) all rights and franchises, licenses and permits material to its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.3.    Payment of Taxes and Claims.    Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holding or any of its Subsidiaries).

        5.4.    Maintenance of Properties.    Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holding and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; in each case in this paragraph except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        5.5.    Insurance.    Holding will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holding and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holding will maintain or cause to be maintained

(a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Trustee, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Trustee, on behalf of Lenders as the loss payee thereunder with respect to assets included as Collateral and provides for at least thirty (30) days' prior written notice to Collateral Trustee of any modification or cancellation of such policy.

        5.6.    Inspections.    Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (subject to (x) reasonable requirements of confidentiality, including requirements imposed by law or by contract, (y) the right of Company to have officers participate in any such discussions with such independent public accountants and (z) so long as no Event of Default shall have occurred and be continuing, any such inspections by Lenders being coordinated by Administrative Agent and limited to one time during any twelve consecutive month period) all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

        5.7.    [Reserved]

        5.8.    Use of Proceeds.    Company shall use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 2.6 of this Agreement.

        5.9.    Compliance with Laws.    Each Credit Party will comply, and shall cause each of its Subsidiaries and make all commercially reasonable efforts to cause all other Persons, if any, on or occupying any Properties to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        5.10.    Subsidiaries.

          (a)    HM Release Date Actions.    In the event that any Person, (i) is a Wholly-Owned Domestic Subsidiary of Company on the HM Release Date, or (ii) becomes a Wholly-Owned Domestic Subsidiary of Company at any time after the HM Release Date, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security and Collateral Trust Agreement by executing and delivering to Administrative Agent and Collateral Trustee a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(k) and 3.1(l). In the event that any Person (i) is a Foreign Subsidiary of Company on the HM Release Date or (ii) becomes a Foreign Subsidiary of Company at any time after the HM Release Date, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Wholly-Owned Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Wholly-Owned Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Trustee, for the benefit of Secured Parties, under the Pledge and Security and Collateral Trust Agreement in 65% of such ownership interests. With respect to each such Person that becomes a Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof. Notwithstanding the foregoing, no Credit Party other than Holding and Company shall have any obligation to comply with this Section 5.10 prior to the date falling 30 days after the HM Release Date and notwithstanding anything to the contrary contained above, Holding and its Subsidiaries will not be required to (i) cause any Subsidiary acquired after the Closing Date to pledge any property pursuant to this Section or to execute any Credit Document pursuant to this Section 5.10 if, and to the extent that, and for so long as, doing so would violate a contractual obligation applicable to the respective Subsidiary which existed at the time of the acquisition thereof and which was not created (or modified) in anticipation of the acquisition of such Subsidiary or (ii) take any actions pursuant to this Section 5.10 with respect to assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation applicable to the assets so acquired which existed at the time of the acquisition thereof and which was not created (or modified) in anticipation of the acquisition of such assets.

          (b)    Maximum Attributable EBITDA.    Prior to the HM Release Date, Holding and Company shall not permit, for any four Fiscal Quarter Period, the portion of Consolidated EBITDA attributable to Subsidiaries of Company (including Excluded Subsidiaries) to exceed 15% of total Consolidated EBITDA for such period.

        5.11.    [Reserved]

        5.12.    Material Real Estate Assets.

          (a)    HM Release Date Material Real Estate Assets.    Within 30 days of the HM Release Date, in order to create in favor of Collateral Trustee, for the benefit of Secured Parties, a legal, valid, enforceable and, subject to any filing or recording referred to herein, perfected, First Priority Lien on all Material Real Estate Assets, Collateral Trustee shall have received from each new Credit Party becoming a party hereto after the HM Release Date in accordance with the requirements of Section 5.10:

            (i)    fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset (each, a "HM Release Date Mortgaged Property");

            (ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Trustee) in each state in which a HM Release Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters relating to the execution, delivery and enforceability of the Mortgages, as Collateral Trustee may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Trustee;

            (iii)  (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Trustee with respect to each HM Release Date Mortgaged Property (each, a "Title Policy"), in amounts not less than the fair market value of each HM Release Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated a date reasonably satisfactory to the Collateral Trustee and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, and (b) evidence satisfactory to Collateral Trustee that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each HM Release Date Mortgaged Property in the appropriate real estate records;

            (iv)  evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Trustee; and

            (v)   ALTA surveys of all HM Release Date Mortgaged Properties certified to Collateral Trustee and dated a date reasonably satisfactory to the Administrative Agent.

          (b)    Additional Real Estate Assets.    In the event that any Credit Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 5.12(a) with respect to each such Material Real Estate Asset that Collateral Trustee shall reasonably request to create in favor of Collateral Trustee, for the benefit of Secured Parties, a legal, valid, enforceable and subject to any filing and/or recording referred to herein, perfected Lien on such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Collateral Trustee such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Trustee has been granted a Lien. Notwithstanding the foregoing, no Credit Party other than Holding and Company shall have any obligation to comply with this Section 5.12 prior to the date falling 30 days after the HM Release Date and notwithstanding anything to the contrary contained above, Holding and its Subsidiaries will not be required to cause any Subsidiary to pledge any property acquired after the Closing Date pursuant to this Section or to execute any Credit Document pursuant to this Section if, and to the extent that, and for so long as, doing so would violate a contractual obligation applicable to the respective Material Real Estate Asset which existed at the time of the acquisition thereof and which was not created (or modified) in anticipation of such acquisition.

        5.13.    [Reserved]

        5.14.    Further Assurances.    At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Trustee may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, to the extent not prohibited under any outstanding HM Bonds, each Credit Party shall take such actions as Administrative Agent or Collateral Trustee may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holding, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

        5.15.    Debt Tender Process.    As soon as practicable after the Closing Date (if it has not already done so), Company shall cause tender offers to be made for the 2004 HM Bonds and 2006 HM Bonds in accordance with customary debt tender procedures (including obtaining "exit consents" necessary to eliminate the covenants with respect to the granting of Liens and incurrences of Indebtedness under the HM Indenture), taking into account prevailing market conditions, such that the Debt Tenders will close on or prior to the end of the Bond Redemption Period; provided, that in the event the aggregate amount 2004 HM Bonds and 2006 HM Bonds not repurchased or redeemed pursuant to such Debt Tender exceeds $10,000,000, Company will cause the total remaining amount of 2004 HM Bonds and 2006 HM Bonds to be promptly defeased in accordance with the provisions of the HM Indenture.

        5.16.    No Other "Designated Senior Indebtedness".    No Credit Party shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or other Credit Documents) as "Designated Senior Debt" for the purposes of the definition of the same or the subordination provisions contained in the documents governing Subordinated Indebtedness without the consent of Administrative Agent.

SECTION 6. NEGATIVE COVENANTS

        Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

        6.1.    Indebtedness.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness (each of the following, "Permitted Indebtedness"), except:

          (a)   the Obligations;

          (b)   (i) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary or of Company to any Guarantor Subsidiary;

          (c)   Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business or assets of Company or any of its Subsidiaries;

          (d)   Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

          (e)   Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (f)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

          (g)   Indebtedness described in Schedule 6.1 and renewals and extensions thereof expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and Permitted Refinancing Indebtedness used to refinance amounts owed thereunder;

          (h)   Indebtedness outstanding under the Senior Notes and the Senior Subordinated Notes and Permitted Refinancing Indebtedness used to refinance amounts owed under the Senior Notes and/or the Senior Subordinated Notes;

          (i)    Indebtedness of Company pursuant to Hedge Agreements;

          (j)    Indebtedness of Company evidenced by Other Hedge Agreements entered into pursuant to Section 6.6(l);

          (k)   Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to Company or any Subsidiary of Company, pursuant to reimbursement or indemnification obligations to such person;

          (l)    Indebtedness of Company or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and any extension, renewal or refinancing thereof to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

          (m)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (n)   Indebtedness with respect to Capital Leases, mortgage financings and purchase money Indebtedness incurred by Company or any Subsidiary of Company prior to or within 270 days after the acquisition or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement (including any Indebtedness acquired in connection with a Permitted Business Acquisition); provided, any such Indebtedness (i) shall be secured only by the assets acquired or improved in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset, and extensions, renewals and refinancings thereof, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (n), is not in excess of $25,000,000 outstanding at any time; provided that any such refinancing Indebtedness shall not be (i) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (ii) in a principal amount which exceeds the Indebtedness being renewed, extended or refinanced or (iii) additionally secured;

          (o)   Indebtedness of Company or any Subsidiary of Company supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;

          (p)   Indebtedness of a Subsidiary of Company (other than an Excluded Subsidiary) to Company permitted to be incurred as an Investment pursuant to Section 6.6(i);

          (q)   Indebtedness permitted to be provided by Company or any of its Subsidiaries as an Investment pursuant to Section 6.6(k);

          (r)   Indebtedness of a Subsidiary of Company acquired after the Closing Date and Indebtedness of a corporation merged or consolidated with or into Company or a Subsidiary of Company after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or conversion into a Subsidiary of Company and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement; provided that the aggregate principal amount of Indebtedness under this clause (r) (including the amount of any Permitted Refinancing Indebtedness incurred pursuant to the last parenthetical of this clause (r)) shall not at any time outstanding exceed $25,000,000 for Company and all of its Subsidiaries (it being understood and agreed that Permitted Refinancing Indebtedness incurred to refinance Indebtedness otherwise permitted under this clause (r), or refinancings thereof previously effected pursuant to this parenthetical, shall be permitted);

          (s)   obligations in respect of Capital Leases incurred by Company or any Subsidiary in respect of any Sale and Lease-Back transaction that is permitted under Section 6.10;

          (t)    additional unsecured subordinated Indebtedness of Company in an aggregate principal amount not to exceed $125,000,000 outstanding at any time; provided that, (i) no amortization shall be required with respect to such Indebtedness prior to six months after the Revolving Commitment Termination Date, (ii) such Indebtedness is subordinated in right of payment to the obligations under this agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Senior Subordinated Notes or any Permitted Refinancing Indebtedness related thereto, (iii) other terms and provisions, taken as a whole, of such Indebtedness are no less favorable than the terms and provisions, taken as a whole, (including, subordination provisions) of the Senior Subordinated Notes or any Permitted Refinancing Indebtedness related thereto in the reasonable judgment of Joint Lead Arrangers and (iv) at the time of the incurrence of such Indebtedness, the Total Leverage Ratio calculated as of the last day of the most recently ended Fiscal Quarter, determined on a Pro Forma Basis giving effect to the incurrence of such Indebtedness, is no greater than the maximum Total Leverage Ratio permitted as of such date pursuant to Section 6.7 less 0.50;

          (u)   other Indebtedness of Company and its Subsidiaries, not to exceed $75,000,000 outstanding at any time, less the amount of Indebtedness outstanding under Section 6.1(n); provided that only up to $50,000,000 of which may be secured by Liens in accordance with Section 6.2(o) and the balance shall be unsecured;

          (v)   Indebtedness under a Receivables Facility; and

          (w)  all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

        Notwithstanding the foregoing provisions of this Section 6.1, at no time prior to the HM Release Date shall Subsidiaries of HM, including for this purpose all Excluded Subsidiaries, be obligated with respect to Indebtedness for borrowed money in excess of $5,000,000 that matures at, or is extendible or receivable at the option of the obligor, to a date more than twelve months after the date of creation of such Indebtedness.

        6.2.    Liens.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind, except the following (collectively, "Permitted Liens"):

          (a)   Liens in favor of Collateral Trustee for the benefit of Secured Parties (including, prior to the HM Release Date, the holders of the outstanding HM Bonds) granted pursuant to any Credit Document;

          (b)   statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

          (c)   Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (d)   covenants, conditions, easements, rights-of-way, restrictions, encroachments, encumbrances and other imperfections or irregularities in title, in each case which do not or will not interfere in any material respect with the ordinary conduct of the business of Holding or any of its Subsidiaries;

          (e)   any interest or title of a lessor or sublessor under any lease of property permitted hereunder;

          (f)    Liens solely on any cash earnest money deposits made by Holding or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (g)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (h)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (i)    licenses of patents, trademarks, copyrights, trade secrets, service marks, tradenames and any other intellectual property rights granted by Holding or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the conduct of the business of Holding or such Subsidiary;

          (j)    Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 5.12; and

          (k)   construction liens arising in the ordinary course of business, including liens for work performed for which payment has not been made, securing obligations that are not due and payable or are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Company or the relevant Subsidiary thereof shall have set aside on its books reserves as shall be required by GAAP;

          (l)    Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $2,000,000 in the aggregate, or which are being contested in good faith by appropriate proceedings or for property taxes on property that Holding or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

          (m)  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature made or incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

          (n)   zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holding or any of its Subsidiaries;

          (o)   purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Company or any Subsidiary of Company (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.1(n) and secured Indebtedness permitted to be incurred by Section 6.1(u), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Company or any Subsidiary of Company in connection with such acquisition (or construction), (iv) such expenditures are permitted by this Agreement and (v) such security interests do not apply to any other property or assets of Company or any Subsidiary of Company (other than to accessions to such equipment or other property or improvements; provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

          (p)   Liens arising out of operating lease or Capital Lease transactions permitted under Section 6.1(n) and transactions permitted by Section 6.10, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

          (q)   Liens securing judgments for the payment of money in an aggregate amount not in excess of $5,000,000 (except to the extent covered by insurance and the Administrative Agent shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

          (r)   Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of Company and/or any Subsidiary of Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Company and the Subsidiaries of Company;

          (s)   any Lien on any property or asset of Company or a Subsidiary of Company securing Indebtedness (or Permitted Refinancing Indebtedness, in which case any such Lien shall be permitted subject to compliance with clause (iv) of the definition of Permitted Refinancing Indebtedness contained herein) permitted by Section 6.1(r); provided that such Lien does not apply to any other property or assets of Holding, Company or any of their Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property, it being agreed that such after acquired property shall not include property of Holding, Company and their Subsidiaries, other than any such acquired Subsidiary of Company, that would have been included but for such acquisition);

          (t)    any Lien granted by a Receivables Subsidiary securing Indebtedness permitted by Section 6.1(v);

          (u)   the replacement, extension or renewal of any Lien permitted above; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement; and

          (v)   other Liens not securing Indebtedness for borrowed money with respect to property or assets not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $3,000,000 at any time.

        6.3.    No Further Negative Pledges.    Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or obligations sold or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or subject to a Permitted Lien, (b) restrictions contained in the Credit Documents, the HM Bonds and the Subordinated Indebtedness and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Subsidiaries (other than a Receivables Subsidiary) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        6.4.    Restricted Junior Payments.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) Company may make regularly scheduled payments of interest in respect of the Senior Notes and Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject, in the case of Subordinated Indebtedness, to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued; (b) Company may refinance the Senior Notes and the Senior Subordinated Notes with the proceeds of Permitted Refinancing Indebtedness; (c) Company may make Restricted Junior Payments to Holding (i) to permit Holding to pay any income and/or franchise tax payable by Holding and (ii) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, to the extent necessary to permit Holding to pay general administrative costs and expenses, and other fees and expenses in connection with the maintenance of its existence; (d) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, Holding may purchase or redeem (and Company may declare and pay dividends or make other distributions to Holding the proceeds of which are to be used by Holding to so purchase or redeem) Capital Stock of Holding (including related stock appreciation rights or similar securities) held by then present or former officers or employees of Holding, Company or any of their Subsidiaries or by any Pension Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Pension Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (d) shall not exceed in any calendar year $5,000,000 (plus the amount of net proceeds received by Holding or Company during such calendar year from Employee Equity Sales and the amount of net proceeds of any key-man life insurance received during such calendar year); provided, however, that the aggregate amount of such purchases or redemptions that may be made pursuant to this paragraph (d) shall not exceed $15,000,000 (plus the amount of net proceeds received by Holding or Company after the date of this Agreement from Employee Equity Sales and the amount of any bonuses received by management of HM in connection with the Acquisition that are rolled into Capital Stock of Holding); (e) so long as no Default or Event of Default shall have occurred and be continuing, Company may make Restricted Junior Payments to Holding to the extent necessary to permit Holding to make, and Holding may make payments required under the Sponsors Monitoring Agreement; provided that such amounts are so applied and are permitted pursuant to Section 6.11; (f) Holding may make non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; (g) Company may repurchase or redeem the Senior Notes, the Senior Subordinated Notes or the Permitted Refinancing Indebtedness related thereto with the proceeds of Permitted Refinancing Indebtedness and/or an initial public offering of common stock of Holding contributed to Company by Holding; (h) Company may make distributions or payments of Receivables Fees; (i) Company and Holding may declare and pay dividends on their Capital Stock in an amount equal to the EBITDA Purchase Price Adjustment Amount multiplied by the percentage obtained by dividing (1) the aggregate consideration paid in respect of the Sponsor Equity on the Closing Date, by (2) the sum of (y) the consideration paid in respect of the Sponsor Equity on the Closing Date, plus (z) the aggregate principal amount of outstanding Indebtedness under the Bridge Facility immediately prior to the Effective Date; and (j)  distributions to Holding in amounts permitted to be used to capitalize a Receivables Subsidiary as contemplated under Section 6.6(r), so long as Holding immediately contributes such amount to a Receivables Subsidiary.

        6.5.    Restrictions on Subsidiary Distributions.    Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) sell or transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(n) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer, Lien or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement and (iv) created in connection with any Receivables Facility that in the good faith determination of the board of directors of Holding, are necessary or advisable to effect such Receivables Facility, (v) any agreement or other instrument of a Person acquired by the Company or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (vii) under or by reason of Indebtedness of Subsidiaries permitted to be incurred hereunder; provided that the Board of Directors of the Company determines in good faith at the time such dividend and other payment restrictions are created that such dividend and other payment restrictions do not materially adversely affect the Company's ability to pay principal of, and interest on, the Loans.

        6.6.    Investments.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or own any Investment in any Person, including without limitation any Joint Venture, except:

          (a)   Permitted Investments, including Investments that constituted Permitted Investments when made but, for reasons not relating to the Company, no longer constitute Permitted Investments; provided that prior to the HM Release Date the aggregate principal amount of Cash and Permitted Investments owned by Subsidiaries of Company (including Excluded Subsidiaries) that are not Guarantors shall not exceed $15,000,000 at any time;

          (b)   Investments as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Domestic Subsidiaries that are Guarantor Subsidiaries and Investments in Company;

          (c)   intercompany loans to the extent permitted under Section 6.1;

          (d)   Consolidated Capital Expenditures permitted by Section 6.7(d);

          (e)   (i) loans and advances to employees of Holding and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 in the aggregate (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

          (f)    Investments made in connection with Permitted Business Acquisitions permitted pursuant to Section 6.8;

          (g)   Investments described in Schedule 6.6;

          (h)   (i) accounts receivable arising and trade credit granted in the ordinary course of business and any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

          (i)    prior to the HM Release Date, Company may make Investments in Wholly-Owned Subsidiaries that are not Guarantors; provided that the net (after giving effect to returns thereon) aggregate amount of all such Investments does not exceed $60,000,000 at any time; provided that, to the extent such Investments are not funded with the proceeds of Designated Capital Contribution, all such Investments shall be made in the form of intercompany loans; provided further that, the aggregate amount of Investments otherwise permitted by this clause (i) shall be reduced by the amount of any consideration paid in connection with a Permitted Business Acquisition in which an entity is acquired and not merged with and into Company;

          (j)    [Reserved]

          (k)   Company may make other Investments (including Investments in Excluded Subsidiaries and Foreign Subsidiaries) in an aggregate amount not to exceed $25,000,000 (after giving effect to returns thereon); provided that, to the extent any such Investment is not funded with the proceeds of a Designated Capital Contribution, such Investment shall be made as an intercompany loan; provided further that the aggregate amount of such Investments made to Excluded Subsidiaries shall not exceed $10,000,000 after giving effect for returns thereon;

          (l)    Company and its Subsidiaries may enter into and perform their obligations under Hedge Agreements and Other Hedge Agreements entered into in the ordinary course of business and so long as any such Hedge Agreement or Other Hedge Agreement is not speculative in nature;

          (m)  provided no Default or Event of Default shall have occurred and be continuing, additional Investments made with (i) the then available Cumulative Capital Contribution Amount, and/or (ii) the then available Cumulative Retained Excess Cash Flow Amount, but only to the extent that the Company so elects in a written notice delivered to Administrative Agent at the time such Investment is made;

          (n)   Investments arising out of the receipt by Company or any Subsidiary of Company of non-cash consideration with respect to sales of assets permitted under Section 6.8; provided that such consideration (if the stated amount or value thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Pledge and Security and Collateral Trust Agreement or the Holding Pledge and Security Agreement to the extent required thereby;

          (o)   Investments resulting from pledges and deposits referred to in Section 6.2;

          (p)   Holding shall be permitted to contribute the proceeds of Designated Capital Contributions to Company;

          (q)   Investments expressly permitted by Section 6.8; and

          (r)   Investments constituting customary capitalization of a Receivables Subsidiary in amounts and on terms reasonably acceptable to Administrative Agent.

        6.7.    Financial Covenants.

          (a)    Interest Coverage Ratio.    Holding and Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter specified below to be less than the correlative ratio indicated:

Fiscal Quarters Ending	Interest Coverage Ratio
March, 31 2003 through June 30, 2005	2.10:1.00
September 30, 2005 through June 30, 2006	2.25:1.00
September 30, 2006 through June 30, 2007	2.50:1.00
September 30, 2007 through June 30, 2008	2.75:1.00
Thereafter	3.00:1.00

          (b)    Total Leverage Ratio.    Holding and Company shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter specified below to exceed the correlative ratio indicated:

Fiscal Quarters Ending	Total Leverage Ratio
March 31, 2003 through December 31, 2003	5.15:1.00
March 31, 2004 through June 30, 2005	5.10:1.00
September 30, 2005 through December 31, 2005	4.75:1.00
March 31, 2006 through June 30, 2006	4.50:1.00
September 30, 2006 through December 31, 2006	4.25:1.00
March 31, 2007 through June 30, 2007	4.00:1.00
September 30, 2007 through December 31, 2007	3.75:1.00
March 31, 2008 through June 30, 2008	3.50:1.00
Thereafter	3.25:1.00

          (c)    Senior Leverage Ratio.    Holding and Company shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter specified below to exceed the correlative ratio indicated:

Fiscal Quarters Ending	Senior Leverage Ratio
March 31, 2003 through June 30, 2005	3.50:1.00
September 30, 2005 through June 30, 2006	3.25:1.00
September 30, 2006 through December 31, 2006	3.00:1.00
March 31, 2007 through December 31, 2007	2.75:1.00
March 31, 2008 through December 31, 2008	2.50:1.00
Thereafter	2.25:1.00

          (d)    Maximum Consolidated Capital Expenditures.    (i) Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year specified below, in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for the previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2003	$180,000,000
2004	$155,000,000
2005	$155,000,000
2006	$155,000,000
2007	$155,000,000
2008	$155,000,000
2009	$155,000,000
2010	$155,000,000

            (ii)   In addition to the Consolidated Capital Expenditures permitted pursuant to preceding clause (i) above, if, as of any date, incremental Consolidated Capital Expenditures may not be made pursuant to clause (i) above, and, provided no Default or Event of Default shall have occurred and be continuing, Company and its Subsidiaries may make additional Consolidated Capital Expenditures as follows, but only to the extent that Company so elects at the time of making such Consolidated Capital Expenditure and notifies Administrative Agent thereof in writing: (x) Consolidated Capital Expenditures in an amount not to exceed the then available Cumulative Capital Contribution Amount, and (y) Consolidated Capital Expenditures in an amount not to exceed the then available Cumulative Retained Excess Cash Flow Amount.

          (e)    Certain Calculations.    With respect to any period during which a Permitted Business Acquisition or an Asset Sale has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 6.7 (but not for purposes of determining the Applicable Margin), Consolidated EBITDA shall be calculated with respect to such period on a Pro Forma Basis giving effect to such Permitted Business Acquisition or Asset Sale.

        6.8.    Fundamental Changes; Disposition of Assets; Acquisitions.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, equipment or other assets in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

          (a)   subject to the provisions of Section 6.17, any Subsidiary of Company may be merged into Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

          (b)   sales or other dispositions of assets that do not constitute Asset Sales;

          (c)   provided no Default or Event of Default shall have occurred and be continuing, Permitted Business Acquisitions, the aggregate consideration for which is equal to or less than the Permitted Business Acquisition Amount;

          (d)   Investments made in accordance with Section 6.6;

          (e)   sales, leases or other dispositions of equipment or other property (including inventory) of Holding or its Subsidiaries determined by the senior management of Holding to be no longer useful or necessary in the operation of the business of Company or its Subsidiaries;

          (f)    sales, leases or other dispositions of property having a net book value not in excess of $25,000,000 in any Fiscal Year; provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the consideration received for such property shall be not less than 75% in Cash and in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Holding); provided further, that no sale may be made pursuant to this clause (f) of the Capital Stock of any Subsidiary except in connection with the sale of all its outstanding Capital Stock that is held by Company and any other Subsidiary; further provided, that to the extent that the net book value of such property sold, leased or disposed in any Fiscal Year is less than $25,000,000, the amount of such difference, but in no case more than $5,000,000, may be carried forward and used for sales, leases, or dispositions of property in the immediately succeeding Fiscal Year (after the full amount such sales, leases and other dispositions of property otherwise permitted to be made under this paragraph (f) in such Fiscal Year, without regard to the provisions of this proviso, have been made) (it being understood that amounts once carried forward into such succeeding Fiscal Year shall lapse and terminate at the end of such Fiscal Year);

          (g)   the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

          (h)   the Acquisition, the Merger and the mergers required pursuant to Section 5.17(a);

          (i)    the transactions permitted by Section 6.10.

          (j)    inactive Subsidiaries may be liquidated or dissolved; and

          (k)   sales or dispositions on arms length commercial terms of "Classworks" and/or its product lines.

        6.9.    Disposal of Subsidiary Interests.    Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to (other than Excluded Subsidiaries), (a) sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries (other than Excluded Subsidiaries), except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries (other than Excluded Subsidiaries) to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

        6.10.    Sales and Lease-Backs.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holding or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holding or any of its Subsidiaries) in connection with such lease (such transaction, a "Sale and Lease-Back Transaction"); provided that, Sale and Lease-Back Transactions shall be permitted so long as at no time will the aggregate Remaining Present Value of all leases entered into pursuant to such Sale and Lease-Back Transactions exceed $20,000,000.

        6.11.    Transactions with Shareholders and Affiliates.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Holding or any of its Subsidiaries or with any Affiliate of Holding or of any such holder, on terms that are less favorable to Holding or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to:

          (a)   any transaction between Company and any Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries and indemnities in the ordinary course of business;

          (b)   any payment of or on account of monitoring or management or similar fees payable to any Sponsor or Affiliate thereof pursuant to the Sponsors Monitoring Agreement in an aggregate amount in any Fiscal Year in the aggregate not in excess of $5,000,000 (plus reasonable expenses in connection therewith and unpaid amounts accrued for prior periods);

          (c)   loans or advances to employees of Holding or any of its Subsidiaries in accordance with Section 6.6(e);

          (d)   the indemnification of, and the payment of reasonable and customary fees and indemnities to, directors, officers and employees of Holding and its Subsidiaries in the ordinary course of business;

          (e)   any issuance of Securities, or other payments, awards or grants in cash, Securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Holding (or Company, if prior to the Closing Date);

          (f)    transactions in which Holding delivers to Joint Lead Arrangers a letter from an independent financial advisor reasonably acceptable to Joint Lead Arrangers stating that such transaction is fair to Company or applicable Subsidiary from a financial point of view;

          (g)   reasonable and customary investment banking fees paid by Holding or any Subsidiary in the ordinary course of business on an arms length commercial basis to any Sponsor or Affiliate thereof in connection with the provision of advisory services by such person in a corporate transaction;

          (h)   transactions described in Schedule 6.11 and any amendment to any agreement governing any such transaction so long as such amendment is not disadvantageous to the Lenders in any material respect;

          (i)    any employment agreements entered into by any of Holding or any of its Subsidiaries in the ordinary course of business;

          (j)    dividends and repurchases permitted under Section 6.4 and Investments permitted under Section 6.6;

          (k)   any purchase by the Sponsors of Capital Stock of Holding or any purchase by Holding of Capital Stock of Company or any contribution by Holding to the equity capital of Company; provided that any Capital Stock of Company purchased by Holding shall be pledged to the Collateral Trustee on behalf of the Lenders;

          (l)    the existence of, or the performance by Holding, Company or any of their Subsidiaries of their obligations in connection with, the Related Agreements to which any of them is a party as of the Effective Date; provided, however, that the existence of, or the performance by Holding, Company or any Subsidiary of obligations under any future amendment to any such existing agreement shall only be permitted by this clause (l) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect; and

          (m)  the transactions pursuant to a Receivables Facility.

        6.12.    Conduct of Business.    From and after the Closing Date, without limitation to the provisions of Section 6.13, no Credit Party shall, nor shall it permit any of its Subsidiaries (other than a Receivables Subsidiary) to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar incidental or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

        6.13.    Permitted Activities of Holding.    Holding shall not (a) incur any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations hereunder and under the Related Agreements and Permitted Holding Debt; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; (iii) issuing Permitted Holding Debt and making Restricted Junior Payments and Investments to the extent permitted by this Agreement; and (iv) holding 100% of the Capital Stock of any direct Subsidiary of Holding formed in connection with the Receivables Facility, making Permitted Investments therein and performing activities incidental or related thereto; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its direct Subsidiaries other than Unrestricted Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company (including, but not limited to, entering into Joint Ventures or becoming a general partner in any partnership); (g) make any Consolidated Capital Expenditures; (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or (i) fail on the date of receipt by Holding of any Cash proceeds from any capital contribution to, or issuance of any Capital Stock or Permitted Holding Debt to make a capital contribution to Company of such Cash proceeds.

        6.14.    Amendments or Waivers of Certain Related Agreements.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material and adverse amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than agreements with respect to Subordinated Indebtedness which are subject to the provisions of Section 6.15) after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

        6.15.    Amendments or Waivers of with respect to Subordinated Indebtedness.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders in any material respect.

        6.16.    Fiscal Year.    No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

        6.17.    Designation of Unrestricted Subsidiaries; RS Designations.

          (a)   Company may designate a Subsidiary acquired or formed after the Closing Date as an Unrestricted Subsidiary under this Agreement (a "Designation") only if:

            (i)    no Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

            (ii)   after giving effect to such Designation, Company and its Subsidiaries would be in compliance with each of the covenants set forth in Sections 6.6 and 6.7, as applicable, calculated on a Pro Forma Basis as if such Designation had occurred immediately prior to the first day of the period of four consecutive fiscal quarters most recently ended;

            (iii)  Company has delivered to the Administrative Agent (x) written notice of such Designation and (y) a certificate, dated the effective date of such Designation, of an Authorized Officer of Company stating that no Event of Default has occurred and is continuing or would result from such designation and setting forth reasonably detailed calculations demonstrating pro forma compliance with each of Section 6.7, in accordance with clause (ii) above; and

            (iv)  any Investments previously made by Company or any of its Subsidiaries in such Unrestricted Subsidiary is deemed an Investment made pursuant to Section 6.6(k) or Section 6.6(m) and no Event of Default shall occur as a result thereof.

          (b)   Company may designate any Unrestricted Subsidiary as a Subsidiary under this Agreement (an "RS Designation") only if:

            (i)    such Subsidiary is predominantly engaged in similar business activities to Company and its Subsidiaries;

            (ii)   no Event of Default shall have occurred and be continuing at the time of or after giving effect to such RS Designation;

            (iii)  after giving effect to such RS Designation, Company and its Subsidiaries would be in compliance with each of the covenants set forth in Section 6.7, calculated on a Pro Forma Basis as if such RS Designation had occurred immediately prior to the first day of the relevant period specified in such Section, as applicable;

            (iv)  Company has delivered to the Administrative Agent (x) written notice of such RS Designation and (y) a certificate, dated the effective date of such RS Designation, of an Authorized Officer of Company stating that no Event of Default has occurred and is continuing and setting forth reasonably detailed calculations demonstrating pro forma compliance with each of Section 6.7, in accordance with clause (iii) above; and

            (v)   all Indebtedness of such Subsidiary outstanding and all Liens on assets of such Subsidiary existing immediately following the RS Designation would, if initially incurred at such time, have been permitted to be incurred pursuant to Sections 6.1 and 6.2.

        Upon any such RS Designation, Company shall be deemed to have (i) received a return of its Investment in such Unrestricted Subsidiary equal to the lesser of (x) the amount of such Investment immediately prior to such RS Designation and (y) the fair market value (as reasonably determined by Company) of the net assets of such Subsidiary at the time of such RS Designation and (ii) an Investment in an Unrestricted Subsidiary equal to the excess, if positive, of the amount referred to in clause (i)(x) above over the amount referred to in clause (i)(y) above.

          (c)   Neither Company nor any Subsidiary shall at any time (x) provide a Guaranty of any Indebtedness of any Unrestricted Subsidiary, except pursuant to Section 6.6(k) or (m), or (y) be liable for any Indebtedness of any Unrestricted Subsidiary except pursuant to Section 6.6(k) or (m).

SECTION 7. GUARANTY

        7.1.    Guaranty of the Obligations.    Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

        7.2.    Contribution by Guarantors.    All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Shortfall" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

        7.3.    Payment by Guarantors.    Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

        7.4.    Liability of Guarantors Absolute.    Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a)   this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

          (b)   the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

          (c)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

          (d)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

          (e)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Holding or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

        7.5.    Waivers by Guarantors.    Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

        7.6.    Guarantors' Rights of Subrogation, Contribution, etc.    Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

        7.7.    Subordination of Other Obligations.    Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

        7.8.    Continuing Guaranty.    This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

        7.9.    Authority of Guarantors or Company.    It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

        7.10.    Financial Condition of Company.    Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

        7.11.    Bankruptcy, etc.    (a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

        (b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

        (c)   In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

        7.12.    Discharge of Guaranty Upon Sale of Guarantor.    If all of the Capital Stock of any Guarantor (other than Holding) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

SECTION 8. EVENTS OF DEFAULT

        8.1.    Events of Default.    If any one or more of the following conditions or events shall occur:

          (a)    Failure to Make Payments When Due.    Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to a Fronting Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

          (b)    Default in Other Agreements.    (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount of $15,000,000 or more, in any case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity; or

          (c)    Breach of Certain Covenants.    Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(f), Section 5.2 (with respect to Holding and Company only) or Section 6; or

          (d)    Breach of Representations, etc.    Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

          (e)    Other Defaults Under Credit Documents.    Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after receipt by Company of notice from Administrative Agent or any Lender of such default; or

          (f)    Involuntary Bankruptcy; Appointment of Receiver, etc.    (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holding or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holding or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holding or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holding or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holding or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

          (g)    Voluntary Bankruptcy; Appointment of Receiver, etc..    (i) Holding or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holding or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holding or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holding or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

          (h)    Judgments and Attachments.    Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of $15,000,000 (in either case, to the extent not covered by insurance where Joint Lead Arrangers are reasonably satisfied that the relevant insurance company is solvent and has not denied coverage) shall be entered or filed against Holding or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or any action shall be legally taken by a judgment creditor to levy upon assets or properties or Holding or any of its Subsidiaries to enforce any such judgment); or

          (i)    Dissolution.    Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

          (j)    Employee Benefit Plans.    (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Holding, any of its Subsidiaries or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect during the term hereof;

          (k)    Change of Control.    A Change of Control shall occur; or

          (l)    Guaranties, Collateral Documents and other Credit Documents.    At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document shall be declared null and void, or Collateral Trustee shall not have or shall cease to have a valid and perfected Lien in any Collateral consisting of assets that are not immaterial to Holding and its Subsidiaries purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Trustee or any Secured Party to take any action within its control and except to the extent covered by a title insurance policy to the reasonable satisfaction of the Collateral Trustee, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under this Agreement or any Collateral Document to which it is a party or (iv) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of the Subordinated Indebtedness, or, in any case, such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to Company, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of each Fronting Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.4(e); (C) the Administrative Agent may cause the Collateral Trustee to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company's reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the undrawn and unexpired amount of all Letters of Credit at such time. Amounts so held as security shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of Company hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of Company hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, of the amounts so held as security shall be returned to Company (or such other Person as may be lawfully entitled thereto).

        8.2.    Company's Right to Cure Financial Performance Covenants.    Notwithstanding anything to the contrary contained in Section 8.1, in the event that Holding and Company fail to comply with the requirements of any Financial Performance Covenant, until the 10th day subsequent to delivery of the related Compliance Certificate, Holding shall have the right, one time only, to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holding, in either case in an amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with all the Financial Performance Covenants and (b) $20,000,000, and, in each case, to contribute any such cash to the capital of Company (collectively, the "Cure Right"), and upon the receipt by Company of such cash (the "Cure Amount") pursuant to the exercise by Holding of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

          (i)    Consolidated EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

          (ii)   if, after giving effect to the foregoing recalculations, Holding and Company shall then be in compliance with the requirements of all Financial Performance Covenants, Holding and Company shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants which had occurred shall be deemed cured for all purposes of the Agreement; and

          (iii)  to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Senior Leverage Ratio and Total Leverage Ratio for the period with respect to which such Compliance Certificate applies.

SECTION 9. AGENTS

        9.1.    Appointment of Agents.    GSCP is hereby appointed Co-Syndication Agent and a Joint Lead Arranger hereunder, and each Lender hereby authorizes GSCP, in such capacities, to act as its agent in accordance with the terms hereof and the other Credit Documents. CIBCWM is hereby appointed a Joint Lead Arranger and each Lender authorizes CIBCWM, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. CIBC is hereby appointed Administrative Agent and Collateral Trustee hereunder and under the other Credit Documents, and each Lender hereby authorizes Administrative Agent and Collateral Trustee to act in such capacities as its agent in accordance with the terms hereof and the other Credit Documents. DB is hereby appointed Co-Syndication Agent hereunder, and each Lender hereby authorizes DB, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. GECC is hereby appointed Senior Managing Agent hereunder, and each Lender hereby authorizes GECC to act as its agent in accordance with the terms hereof and the other Credit Documents. Bank One is hereby appointed Co-Documentation Agent hereunder, and each Lender hereby authorizes Bank One to act as its agent in accordance with the terms hereof and the other Credit Documents. Fleet is hereby appointed Co-Documentation Agent hereunder, and each Lender hereby authorizes Fleet to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as provided in Sections 9.7 and 9.8). In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holding or any of its Subsidiaries. After the Closing Date, none of GSCP, in its capacities as Co-Syndication Agent and a Joint Lead Arranger, CIBCWM, in its capacity as Joint Lead Arranger, DB, in its capacity as Co-Syndication Agent, GECC, in its capacity as Senior Managing Agent, Fleet, in its capacity as Co-Documentation Agent and Bank One, in its capacity as Co-Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.

        9.2.    Powers and Duties.    Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

        9.3.    General Immunity.

          (a)    No Responsibility for Certain Matters.    No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

          (b)    Exculpatory Provisions.    No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holding and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

        9.4.    Agents Entitled to Act as Lender.    The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holding or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

        9.5.    Lenders' Representations, Warranties and Acknowledgment.

        (a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holding and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holding and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

        (b)   Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

        9.6.    Right to Indemnity.    Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

        9.7.    Successor Administrative Agent and Swing Line Lender.    Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent, which successor Administrative Agent shall (unless an Event of Default under Section 8.1(a), (g), or (h) with respect to Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of CIBC or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (c) Company shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

        9.8.    Collateral Documents and Guaranty.

          (a)    Agents under Collateral Documents and Guaranty.    Each Lender hereby further authorizes Administrative Agent or Collateral Trustee, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Trustee, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or is subject to a Lien permitted by Section 6.2 (f), (m), (o) or (p) or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

          (b)    Right to Realize on Collateral and Enforce Guaranty.    Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, Administrative Agent, Collateral Trustee and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Trustee, and (ii) in the event of a foreclosure by Collateral Trustee on any of the Collateral pursuant to a public or private sale, Collateral Trustee or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Trustee, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Trustee at such sale.

SECTION 10. MISCELLANEOUS

        10.1.    Notices.    Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Swing Line Lender, or Agent, shall be sent to such Person's address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender or Fronting Bank, the address as indicated on the applicable signature page to this Agreement or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or five Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent or when the latest unrevoked direction from such party is given in accordance with this Section 10.1.

        10.2.    Expenses.    Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of the Joint Lead Arrangers of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable fees, expenses and disbursements of a single counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (c) all the actual and reasonable costs and expenses of creating and perfecting Liens in the Collateral in favor of Collateral Trustee, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the costs and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers engaged with the prior consent of Company, not to be unreasonably withheld; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Trustee and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        10.3.    Indemnity.

        (a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

        (b)   To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Agent, Lender or any of their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holding and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        10.4.    Set-Off.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a) each Lender is hereby authorized by each Credit Party at any time or from time to time, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.

        10.5.    Amendments and Waivers.

          (a)    Requisite Lenders' Consent.    Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (other than Defaulting Lenders).

          (b)    Affected Lenders' Consent.    Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

            (i)    extend the scheduled final maturity of any Loan or Note;

            (ii)   extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

            (iii)  reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder; it being understood that any amendment or modification to the financial definitions in this

    Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);

            (iv)  extend the time for payment of any such interest or fees except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification to the financial definitions in this Agreement shall not constitute an extension of the time for payment for purposes of this clause (iv);

            (v)   reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

            (vi)  amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

            (vii) amend the definition of "Requisite Lenders" or "Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Lenders"or "Pro Rata Share" on substantially the same basis as the Revolving Commitments and the Revolving Loans were included on the Closing Date;

            (viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty, except as expressly provided in the Credit Documents; or

            (ix)  consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (except in a transaction permitted under 6.8).

          (c)    Other Consents.    No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

            (i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

            (ii)   amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

            (iii)  amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of the Fronting Banks; or

            (iv)  amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

          (d)    Execution of Amendments, etc.    Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

        10.6.    Successors and Assigns; Participations.

          (a)    Generally.    This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Credit Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders except in a transaction permitted by Section 6.8. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)    Register.    Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (c)    Right to Assign.    Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

            (i)    to any Person meeting the criteria of clause (i) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company and Administrative Agent; and

            (ii)   to any Person meeting the criteria of clause (ii) of the definition of the term of "Eligible Assignee" and consented to by each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time (1) an Event of Default shall have occurred and then be continuing or (2) during syndication of the Loans and Commitments, at which times the Company shall be notified and consulted with respect to and prior to any such assignment); provided, further each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender).

          (d)    Mechanics.    The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (or such lesser amount as may be agreed by the Administrative Agent, provided further, that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c).

          (e)    Notice of Assignment.    Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

          (f)    Representations and Warranties of Assignee.    Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

          (g)    Effect of Assignment.    Subject to the terms and conditions of this Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) the Fronting Banks shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

          (h)    Participations.    Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except (x) in connection with a waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of clause (i)) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement except in a transaction permitted by Section 6.8 or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

          (i)    Certain Other Assignments.    In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender to, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        10.7.    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        10.8.    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, and 10.3 and the agreements of Lenders set forth in Sections 2.17 and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the termination of the Commitments, and the termination hereof.

        10.9.    No Waiver; Remedies Cumulative.    No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        10.10.    Marshalling; Payments Set Aside.    Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

        10.11.    Severability.    In case any provision herein or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        10.12.    Obligations Several; Independent Nature of Lenders' Rights.    The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

        10.13.    Headings.    Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        10.14.    APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        10.15.    CONSENT TO JURISDICTION.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT

SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

        10.16.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        10.17.    Confidentiality.    Each Lender, each Fronting Bank, and each Agent shall hold all non-public information regarding Company and its business confidential, it being understood and agreed by Company that, in any event, a Lender, each Fronting Bank, and each Agent may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (provided, such potential assignees, transferees, participants and counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements, (provided, such Affiliates, agents, advisors and other Persons are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or Company when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) or pursuant to any legal or judicial process for disclosure of any such non-public information prior to disclosure of such information.

        10.18.    Usury Savings Clause.    Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

        10.19.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        10.20.    Effectiveness.    This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Company and Administrative Agent.

        10.21.    Acknowledgement and Agreement.    Company and Holding hereby acknowledge and agree that (i) this Agreement shall constitute the Credit Agreement for all purposes under each of the Collateral Documents and (ii) the obligations secured pursuant to the Collateral Documents shall for all purposes include the Obligations.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOUGHTON MIFFLIN COMPANY (as successor in interest to Versailles Acquisition Corporation)
By:
Name: Title:
HOUGHTON MIFFLIN HOLDINGS, INC. (as successor in interest to Versailles U.S. Holding Inc.)
By:
Name: Title:

CIBC WORLD MARKETS CORP., as a Joint Lead Arranger
By:
Name: Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Joint Lead Arranger, a Co-Syndication Agent and a Lender
By:
Authorized Signatory
Revolving Commitment: $

DEUTSCHE BANK SECURITIES INC., as a Co-Syndication Agent
By:
Name: Title:
By:
Name: Title:

CANADIAN IMPERIAL BANK OF COMMERCE as Administrative Agent, Collateral Trustee, Swing Line Lender and a Fronting Bank
By:
Name: Title:

FLEET SECURITIES INC., as Co-Documentation Agent
By:
Name: Title:

BANK ONE, N.A., as Co-Documentation Agent and a Lender
By:
Name: Title:
Revolving Commitment: $

GENERAL ELECTRIC CAPITAL CORPORATION, as Senior Managing Agent and a Lender
By:
Name: Title:
Revolving Commitment: $

CIBC INC., as a Lender
By:
Name: Title:
Revolving Commitment: $

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:
Name: Title:
By:
Name: Title:
Revolving Commitment: $

FLEET NATIONAL BANK, as a Lender
By:
Name: Title:
Revolving Commitment: $

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

VERSAILLES ACQUISITION CORPORATION
222 Berkeley Street Boston, MA 02116 Attention: Paul D. Weaver, Esq. Telecopier: (617) 351-1125
VERSAILLES U.S. HOLDING INC.
c/o Houghton Mifflin Company 222 Berkeley Street Boston, MA 02116 Attention: Paul D. Weaver, Esq. Telecopier: (617) 351-1125
HOUGHTON MIFFLIN COMPANY
222 Berkeley Street Boston, MA 02116 Attention: Paul D. Weaver, Esq. Telecopier: (617) 351-1125
in each case, with a copy to:
Simpson Thacher & Bartlett 425 Lexington Avenue New York, NY 10017 Attention: J.T. Knight Telecopier: (212) 455-2502
CIBC WORLD MARKETS CORP. as a Joint Lead Arranger;
CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent, Collateral Trustee, Swingline Lender and a Fronting Bank;
CIBC Inc. as a Lender
425 Lexington Avenue New York, NY 10017 Attention: Agency Services Telecopier: (212) 856-3763
with a copy to:
425 Lexington Avenue New York, NY 10017 Attention: Jonathan Rabinowitz Telecopier: (212) 856-3558

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Joint Lead Arranger, a Co-Syndication Agent and a Lender
Goldman Sachs Credit Partners L.P. 85 Broad Street New York, New York 10004 Attention: Stephen King Telecopier: (212) 357-0932
with a copy to:
Goldman Sachs Credit Partners L.P. 85 Broad Street New York, New York 10004 Attention: John Makrinos Telecopier: (212) 357-4597
DEUTSCHE BANK SECURITIES INC., as a Co-Syndication Agent

Attention: Telecopier:
with a copy to:

Attention: Telecopier:

QuickLinks

  Exhibit 10.2
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